UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Unum Group

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We are furnishing proxy materials, including this proxy statement, in connection with the solicitation of proxies on behalf of the Board of Directors to be voted at the 2014 annual meeting of shareholders of Unum Group (Annual Meeting) and at any adjournment or postponement thereof. Our proxy materials are first being mailed and made available electronically to shareholders on or about April 9, 2014.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement | 3

April 9, 2014

Dear Fellow Shareholder:

As members of your Board of Directors, our primary focus is on creating long-term value for our shareholders. We accomplish that in a number of ways, from setting a clear strategic course for the company, to helping management develop sound operating and financial plans, to assuring that management executes those plans in a responsible manner.

Our vision as a company is to be the leading provider of employee benefits products and services that help employers manage their businesses and employees protect their livelihoods. In 2013, we continued to make steady progress toward this vision through solid financial results and consistent operating performance across all of our business units. This, in turn, drove significant value for our shareholders.

In particular, we would note these 2013 highlights:(1)

•     We reported pre-tax operating income of $1.24 billion and after tax operating income of $882.5 million, both record highs, on operating revenues of $10.35 billion. Our operating earnings per share were a record $3.32, a 5.4% increase.

•     We delivered on our commitments to our customers by paying more than $6 billion in benefits and achieving consistently high customer satisfaction metrics.

•     We drove value for our shareholders by increasing our book value per share 9.4% from the prior year. We also returned capital by paying $146.5 million in dividends and repurchasing more than $318 million of shares. Since 2007, we have repurchased $2.5 billion of shares, or 30% of shares outstanding.

•     We achieved a one-year total shareholder return (TSR) of 71.8%, a significant improvement over the prior year.

Transparency, accountability, integrity, and sound risk management form the foundation of our culture at Unum. We are pleased that our corporate citizenship efforts have been recognized by several independent organizations, including being named one of Forbes Most Reputable Companies and 100 Most Trustworthy Companies, a member of the Dow Jones Sustainability North American Index and one of the Best Places to Work in Insurance by Business Insurance. You can learn about these and other awards on our website at www.unumgroup.com/about/awards.

(1)	Operating results referenced in this letter exclude certain specified items. For 2013, these include net realized investment gains and losses, non-operating retirement-related gains or losses, the unclaimed death benefits reserve increase and the group life waiver of premium benefit reserve reduction. For reconciliations of the non-GAAP financial measures, including operating income, operating revenue, operating earnings per share, return on equity and book value per share (excluding accumulated other comprehensive income, or AOCI), to the most directly comparable GAAP measures, refer to Appendix A.

 4 | Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Listening carefully to our shareholders is also an important part of our culture. Your continued feedback is invaluable to us as we work to fulfill our role as directors. Participation in our Annual Meeting is one of the important ways you can provide feedback to us. We also regularly solicit feedback from shareholders on key issues. While shareholders generally have approved of our overall executive compensation program, we continued our outreach program to institutional investors and proxy advisory firms to solicit input regarding our executive compensation programs and other governance matters.

We remain pleased with our 2013 operating and financial performance, and we are confident that we are continuing to do all the things necessary to create value for our shareholders.

On behalf of our employees and the entire leadership team, we would like to thank you for your continued support of Unum.

Theodore H. Bunting, Jr.	E. Michael Caulfield	Pamela H. Godwin

Ronald E. Goldsberry	Kevin T. Kabat	Timothy F. Keaney

Thomas Kinser	Gloria Larson	A.S. MacMillan, Jr.

Edward J. Muhi	Michael J. Passarella	William J. Ryan

Thomas R. Watjen

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement | 5

The 2014 annual meeting of shareholders of Unum Group will be held:

Date:	Tuesday, May 20, 2014

Time:	10:00 a.m. Eastern Time

Place:	Colonial Life
1200 Colonial Life Boulevard
Columbia, South Carolina 29210

The items of business are:

—	To elect four directors named in the proxy statement, each for a one-year term expiring in 2015;

—	To conduct an advisory vote to approve executive compensation;

—	To ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2014; and

—	To transact other business that may properly come before the meeting.

Management will also review the company’s 2013 performance and its outlook for the future.

Shareholders of record of the company’s common stock (NYSE: UNM) at the close of business on March 27, 2014 are entitled to vote at the meeting and any adjournments or postponements of the meeting.

Susan N. Roth

Vice President, Transactions, SEC and Corporate Secretary

April 9, 2014

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 20, 2014: The proxy statement and annual report to shareholders are available at www.envisionreports.com/unm.

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This summary is intended to highlight certain key information contained in this proxy statement that, we believe, will assist your review of the items of business to be voted on at the Annual Meeting. As it is only a summary, we encourage you to review the full proxy statement and our annual report on Form 10-K for the year ended December 31, 2013 (2013 10-K) for more complete information about these topics.

Performance Highlights

Last year was a successful one for Unum as we delivered strong financial and operating performance across the company. Although we continued to face some economic headwinds – particularly in the form of low interest rates and modest job and salary growth – our businesses have adapted well and delivered consistent, predictable results.

Our key financial highlights for 2013 include:(1)

—	Pre-tax operating income of $1.24 billion and after tax operating income of $882.5 million, both record highs, and operating revenues of $10.35 billion;

—	Record operating earnings per share of $3.32, a 5.4% increase from the prior year and the eighth consecutive year of operating earnings per share (EPS) growth;

—	Consolidated return on equity of 11.4% (14.2% in our three primary operating businesses);

—	Book value per share growth of 9.4% from 2012 (excluding AOCI), the fifth year of growth; and

—	Strong investment results and, through our emphasis on sound risk management, a credit quality that remains among the best in the industry.

Our key operating highlights for 2013 include:

—	Meeting our commitments to customers by paying more than $6 billion in benefits to people facing illness, injury or loss of life;

—	High customer satisfaction metrics that generally exceeded our plan benchmarks; and

—	A strong company brand, image and reputation.

(1)	Operating results referenced throughout this document exclude certain specified items. For 2013, these include net realized investment gains and losses, non-operating retirement-related gains or losses, the unclaimed death benefits reserve increase and the group life waiver of premium benefit reserve reduction. For reconciliations of the non-GAAP financial measures, including operating income, operating revenue, operating earnings per share, return on equity and book value per share (excluding accumulated other comprehensive income, or AOCI), to the most directly comparable GAAP measures, refer to Appendix A.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement | 7

 Proxy Summary Information

Capital Generation for Shareholders

Because of these and other accomplishments in 2013, our capital generation remained strong and we were able to deploy that capital to invest in and strengthen our businesses, as well as return it to shareholders through share repurchases totaling more than $318 million and a dividend payout of $146.5 million, an 11.5% increase from the prior year.

Total Shareholder Return

Total shareholder return (TSR) comparisons vary significantly based upon the indices and time periods considered. On a one-year basis, our TSR was 71.8%, outperforming our proxy peers, the S&P Life and Health Index, and the broader S&P 500. On a three- and five-year basis, we were consistent with the S&P Life and Health Index – the group that most closely aligns with our industry – and were generally in line with the S&P 500. Our performance trailed our proxy peers during that time, illustrating the significant volatility seen as a result of the financial crisis and the impact it had on the smaller Proxy Peer Group when compared with broader indices.

We are pleased that our track record of solid operating performance and returning value to shareholders was recognized in 2013 with our share price reaching levels nearer the historical valuation of our company.

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Proxy Summary Information

2013 Compensation and Benefits Highlights

The financial and operational performance of the company, as outlined on the preceding pages and in our 2013 10-K, resulted in above plan achievement for all of our business units (see accompanying table). This high performance is also recognized in the individual performance assessments and achievement levels of our named executive officers, which are described beginning on page 42.

During 2013, the Committee took the following actions with respect to compensation and benefits:

PLAN ACHIEVEMENT LEVELS
Plan	2013	2012
Unum Group	111%	95%
Unum US	103%	105%
Unum UK	110%	65%
Colonial Life	105%	95%
Investments	109%	105%

—

We amended the terms of our defined benefit pension plans to freeze further accrual of retirement benefits provided to U.S. employees on December 31, 2013. Effective January 1, 2014, we transitioned to a defined contribution plan for all employees in which Unum provides a 4.5% company contribution for those employees who have completed one year of service.

—

By freezing further accrual of retirement benefits provided to employees under the defined benefit pension plans, we effectively eliminated a change in control benefit otherwise available to executives who are parties to change in control severance agreements with the company. The benefit eliminated is a lump sum payment equal to the increased actuarial present value of the executive’s retirement benefit under the defined benefit pension plan assuming two additional years of age and service credit following termination of employment in connection with a change in control.

o	In the future, executives currently covered by change in control severance agreements will receive two additional years of contributions under the company’s non-qualified defined contribution plan in the event of a termination of employment in connection with a change in control.

—

At Mr. Watjen’s request to be consistent with all other employees, we amended his employment agreement to freeze further accrual of his retirement benefit under the Unum Group Senior Executive Retirement Plan (SERP) (which is described in his employment agreement) as of December 31, 2013. As part of the revisions to Mr. Watjen’s employment agreement, we also:

o	Eliminated the Section 280G excise tax gross-up;

o	Reduced severance payable in the event of termination by the company without “cause” or by Mr. Watjen for “good reason” outside of certain “change in control” periods (each as defined in his employment agreement) by:

¡	Decreasing the severance multiple from three times the sum of base salary and average bonus to two times the sum of base salary and average bonus; and

¡	Reducing health and welfare benefits continuation from three years of continuation to two years of continuation; and

o	Eliminated a lump sum severance payment that was equal to the increased actuarial present value of Mr. Watjen’s retirement benefit under the SERP assuming three additional years of age and service credit following termination of employment.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement | 9

 Proxy Summary Information

2013 Say-on-Pay Vote

Last year’s advisory vote on executive compensation (or “say-on-pay” vote) passed with 76% approval. This was higher than the previous year’s vote and included support from 12 of our 13 largest shareholders. We continue to strive to improve the level of shareholder support for our named executive officer compensation.

Over the last several years, the company has had an extensive outreach program to shareholders and proxy advisory firms, with a particular focus on soliciting input on our executive compensation program.

The Human Capital Committee provided feedback and guidance with respect to the proposed agenda to be used during our shareholder outreach program. Throughout the process, the Committee was updated on our conversations with both institutional investors as well as proxy advisory firms, including their feedback on our executive compensation programs. The Committee values shareholder feedback and takes the results of the say-on-pay vote and the shareholder feedback into consideration as it makes compensation decisions.

In 2012, we received specific feedback, including:

—	A preference for a three-year performance cycle for the long-term incentive plan;

—	Requests for a reduction in the amount of overlap between annual and long-term incentive plan goals; and

—	Requests for enhanced disclosure of the goals for the annual and long-term incentive plans.

The Committee responded to the feedback and made changes in 2013, which included:

—	Introducing performance share units (PSUs) based on three-year, prospective average return on equity and average earnings per share goals, with a modifier tied to relative total shareholder return;

—	Establishing new performance goals for our long-term incentive plan to reduce the overlap with the performance goals for our annual incentive plan;

—

Enhancing proxy disclosure to provide a more detailed explanation of the rationale behind compensation decisions and a more comprehensive discussion of goals, individual performance and the linkage to compensation; and

—	Supplementing disclosure of our annual and long-term incentive performance metrics by including threshold, maximum and actual performance levels for each metric.

In 2013, the company again solicited feedback from institutional shareholders and proxy advisory firms. The feedback from our outreach in 2013 indicated that shareholders agreed with the changes we made to the long-term incentive program, particularly the use of PSUs with three-year corporate performance goals and a payout modifier tied to relative TSR. No additional concerns were identified by shareholders with respect to our executive compensation programs in the course of our 2013 shareholder outreach.

Key Corporate Governance Practices

We are committed to good corporate governance, as evidenced by the following practices:

—	Pay for performance;

—	Annual say-on-pay votes;

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Proxy Summary Information

—	Robust stock ownership and retention requirements for senior officers and directors;

—	Anti-pledging and anti-hedging policies applicable to executives and directors;

—	No poison pill;

—	Non-executive chairman;

—	Majority voting for directors;

—	Board declassification in progress;

—	Substantially independent Board (CEO only non-independent director);

—	Restriction on other board and audit committee service;

—	Executive sessions of independent directors at each regularly scheduled Board meeting;

—	High meeting attendance by directors (average attendance of 95% in 2013);

—	Double-trigger required for accelerated vesting of equity;

—	Independent compensation consultant;

—	Minimum perquisites; and

—	No excise tax gross-ups after 2010.

Voting Items

The following items will be voted on at the Annual Meeting:

VOTING ITEMS
		For More Information	Board Recommends
Item 1. Election of directors		Page 83	FOR
Four directors are seeking re-election for terms expiring in 2015:			each nominee
Timothy F. Keaney	William J. Ryan
Gloria C. Larson	Thomas R. Watjen
Item 2. Advisory vote to approve executive compensation		Page 84	FOR
An advisory vote to approve the compensation of our named executive officers.
Item 3. Ratification of appointment of independent registered public accounting firm		Page 84	FOR
A vote to ratify the appointment of Ernst & Young LLP.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement | 11

Below are brief biographies for each of our directors and descriptions of the directors’ key qualifications, skills and experiences that contribute to the Board’s effectiveness as a whole.

Nominees for Election as Directors with Terms Expiring in 2015

Timothy F. Keaney Director since 2012 Age 52	Independent Director Current term expires in 2014 Member of the Audit Committee Member of the Finance Committee

Mr. Keaney is Vice Chairman of BNY Mellon, where he has held this position since October 2010. He also serves as Chief Executive Officer of Investment Services at BNY Mellon and a member of BNY Mellon’s executive committee, which oversees day-to-day operations for that organization. Prior to the merger of The Bank of New York Company, Inc. and Mellon Financial Corporation in 2007, Mr. Keaney was head of The Bank of New York’s asset servicing business and head of that company’s presence in Europe, with management responsibilities for all business activities in the region. He joined the Bank of New York in 2000 as a Managing Director responsible for depositary receipts. Prior to that, Mr. Keaney was a Senior Vice President of Deutsche Bank.

Mr. Keaney possesses significant operational, investment and finance experience, both domestically and internationally. His work has included lengthy periods of executive leadership service in the United Kingdom, which has given him a deep understanding of many of the challenges and opportunities that we face in that region. He also qualifies as an “audit committee financial expert” as defined in SEC regulations.

Gloria C. Larson Director since 2004 Age 63	Independent Director Current term expires in 2014 Chair of the Regulatory Compliance Committee Member of the Governance Committee

Ms. Larson has been the President of Bentley University since July 2007. She previously served as co-chairperson of the Government Practices Group of the law firm Foley Hoag LLP and coordinator for its Administrative Practices Group after joining the firm in 1996. Prior to joining Foley Hoag, she served as Secretary of Economic Affairs and as Secretary of Consumer Affairs and Business Regulation for the Commonwealth of Massachusetts, and prior to that was Deputy Director of Consumer Protection for the Federal Trade Commission.

Ms. Larson has executive management experience as president of a major university. In addition, she brings regulatory insight from her service as a regulator and her experience advising clients in the course of her practice of law. She also has previous service on both public and private companies’ boards of directors.

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Information About the Board of Directors

William J. Ryan Director since 2004 Age 70	Independent Director Current term expires in 2014 Chairman of the Board of Directors

Mr. Ryan has served as the Chairman of the Board of Directors of our company since October 2011. He was Chairman, President and Chief Executive officer of TD Banknorth Inc., a banking and financial services company, from March 2005 until March 2007, and continued as its Chairman until November 2009. He was Chairman, President and Chief Executive Officer of Banknorth Group Inc. from 2000 until its merger with TD Banknorth Inc. in March 2005, and prior to that served as President and Chief Executive Officer of People’s Heritage Savings Bank. He is also a director of WellPoint, Inc.

Mr. Ryan has experience as a board chairman and chief executive officer of companies in the banking and financial services industry. He currently serves as a director and the chair of the governance committee of another publicly traded company.

Thomas R. Watjen Director since 2002 Age 59	Current term expires in 2014 President and Chief Executive Officer

Mr. Watjen has been President and Chief Executive Officer of Unum since March 2003. He served as Vice Chairman and Chief Operating Officer from May 2002 until March 2003. He became Executive Vice President, Finance in June 1999. Prior to that, Mr. Watjen served in various roles with Provident. Before joining Provident in 1994, Mr. Watjen served as a Managing Director of the insurance practice of the investment banking firm Morgan Stanley & Co. He is also a director of SunTrust Banks, Inc.

Mr. Watjen has executive management and financial experience as chief executive officer of our company as well as his prior positions within the financial services industry. He also serves as a director and the chair of the audit committee of another publicly traded company in the financial services industry.

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 Information About the Board of Directors

Additional Directors

Theodore H. Bunting, Jr. Director since 2013 Age 55	Independent Director Current term expires in 2016 Member of the Audit Committee Member of the Regulatory Compliance Committee

Mr. Bunting is the Group President, Utility Operations of Entergy Corporation, an integrated energy company engaged primarily in electric power production and retail distribution operations, a position he has held since June 2012. From August 2007 to May 2012, he served as Senior Vice President and Chief Accounting Officer for Entergy and its subsidiaries. Prior to that, he held numerous executive positions within the Entergy organization, which he joined in 1983. He began his professional career in public accounting with Arthur Andersen & Co. in 1981 and is a certified public accountant. Mr. Bunting is also a director of Imation Corp.

Mr. Bunting possesses extensive financial, accounting and operational experience with a public company in a regulated industry. His leadership responsibilities have included strategic and financial planning, customer service, operations support and risk management. He also has experience as a director of another publicly traded company and qualifies as an “audit committee financial expert” under SEC regulations.

E. Michael Caulfield Director since 2007 Age 67	Independent Director Current term expires in 2016 Chair of the Finance Committee Member of the Audit Committee

Mr. Caulfield served as President of Mercer Human Resource Consulting from September 2005 until September 2006, prior to which he served as Chief Operating Officer from July 2005. He retired from Prudential Insurance Company as Executive Vice President in 2000, after having held a number of executive positions, including Executive Vice President of Financial Management, Chief Executive Officer of Prudential Investments, and President of both Prudential Preferred Financial Services and Prudential Property and Casualty Company. He previously served as a director of our company from August 2004 to July 2005.

Mr. Caulfield has experience in finance, investments, and executive management in both the insurance and broader financial services industry. He also qualifies as an “audit committee financial expert” under SEC regulations.

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Information About the Board of Directors

Pamela H. Godwin Director since 2004 Age 65	Independent Director Current term expires in 2015 Member of the Finance Committee Member of the Governance Committee

Ms. Godwin has been President of Change Partners, Inc., a consulting firm specializing in organizational change and growth initiatives, since 2001. From 1999 to 2001, she was President and Chief Operating Officer of the personal lines agency division of GMAC Insurance. Prior to that time, she held a number of executive positions within the financial services industry, including Senior Vice President of customer management for the credit card division of Advanta Corporation, President and Chief Operating Officer of Academy Insurance Group, a unit of Providian Corporation, and Senior Vice President of property/casualty claims at Colonial Penn Group, Inc. Ms. Godwin is also a director of Federal Home Loan Bank of Pittsburgh.

Ms. Godwin brings executive management experience from the insurance industry. Additionally, she has risk-assessment skills from her work as a chartered property/casualty underwriter and experience managing high-risk lines of insurance.

Ronald E. Goldsberry Director since 1999 Age 71	Independent Director Current term expires in 2016 Chair of the Governance Committee Member of the Finance Committee

Dr. Goldsberry is a consultant to clients in the automotive industry. He served as Chairman of OnStation Corporation from November 1999 until August 2006, and as Chief Executive Officer of OnStation from January to May 2002 and from November 1999 to March 2001. Prior to that time, Dr. Goldsberry served in various capacities with Ford Motor Company, including Global Vice President and General Manager of Global Ford Customer Service Operations, General Manager of the Customer Service Division and General Sales and Marketing Manager for the Parts and Service Division. He was a director of UNUM Corporation from 1993 until its merger with our company in 1999.

Dr. Goldsberry has broad business experience which includes marketing, sales, customer service and international operations. He also brings experience from his prior service on the board and audit committee of another publicly traded company.

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 Information About the Board of Directors

Kevin T. Kabat Director since 2008 Age 57	Independent Director Current term expires in 2016 Chair of the Human Capital Committee Member of the Governance Committee

Mr. Kabat is the Vice Chairman and Chief Executive Officer of Fifth Third Bancorp, where he has held those offices since September 2012 and April 2007, respectively. He is also a director of Fifth Third Bancorp and served as its Chairman from June 2008 to May 2010, President from June 2006 to September 2012, and Executive Vice President from December 2003. Prior to that, he was President and Chief Executive Officer of Fifth Third Bank (Michigan) from April 2001. Prior to joining the Fifth Third Bancorp organization, Mr. Kabat served in a number of management and executive positions with Old Kent Financial Corporation, including as its Vice Chairman and President.

Mr. Kabat brings extensive financial and operating experience as a chief executive officer of a major regional bank, and in other executive positions in the financial services industry. He also qualifies as an “audit committee financial expert” under SEC regulations.

Thomas Kinser Director since 2004 Age 70	Independent Director Current term expires in 2015 Member of the Audit Committee Member of the Human Capital Committee

Mr. Kinser was President, Chief Executive Officer and a director of BlueCross BlueShield of Tennessee from 1994 to 2003. From 1991 to 1994, he was Executive Vice President and Chief Operating Officer of BlueCross BlueShield Association in Chicago. Prior to that time, he held a number of executive positions with BlueCross BlueShield of Georgia, including President and Chief Executive Officer.

Mr. Kinser brings extensive executive management and board experience from the health insurance business. Additionally, he has a keen understanding of the complex regulatory environment in which we operate.

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Information About the Board of Directors

A.S. (Pat) MacMillan, Jr. Director since 1995 Age 70	Independent Director Current term expires in 2015 Member of the Human Capital Committee Member of the Regulatory Compliance Committee

Mr. MacMillan has served as the Chief Executive Officer of Triaxia Partners, Inc. since 1980. Triaxia’s practice areas include organizational strategy and design, as well as team and leadership development. Specific services include management consulting, management training and organizational audits. He is also a trustee of The Maclellan Foundation, Inc.

Mr. MacMillan brings management and organizational insight from his consulting practice. He has also served on the boards of public and private companies.

Edward J. Muhl Director since 2005 Age 69	Independent Director Current term expires in 2015 Member of the Human Capital Committee Member of the Regulatory Compliance Committee

Mr. Muhl served as the National Leader of the Insurance Regulatory Advisory Practice of PricewaterhouseCoopers from 2001 until his retirement in June 2005. He was Senior Managing Director of Navigant Consulting, Inc. from 1998 to 2000, which he joined as Executive Vice President in 1997. Prior to that time, Mr. Muhl held important regulatory positions within the insurance industry, including Superintendent of Insurance of the State of New York, Insurance Commissioner of the State of Maryland, and President of the National Association of Insurance Commissioners. He is also a director of Farm Family Insurance Company, and previously served as a director of Syncora Holdings, Ltd. from 2008 to 2009.

Mr. Muhl has over 45 years of experience in the insurance industry, including service as a regulator. He has previously served as a director of a publicly traded company and currently serves as a director of a non-publicly traded insurance company.

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 Information About the Board of Directors

Michael J. Passarella Director since 2006 Age 72	Independent Director Retiring in 2014 Chair of the Audit Committee Member of the Regulatory Compliance Committee

Mr. Passarella was an audit partner of PricewaterhouseCoopers LLP from 1975 until his retirement in 2002. During that time, he served in a number of leadership positions at the firm, including as managing partner of its securities industry practice and as its capital markets industry global audit leader. Mr. Passarella served as a director and Chairman of the Audit Committee of Archipelago Holdings, Inc. from August 2004 until its merger in March 2006 with the New York Stock Exchange, Inc. He also served as a director with NYFIX, Inc. from October 2007, including as Chairman of its Audit Committee from April 2008, until its merger with a subsidiary of NYSE Technologies, Inc. in November 2009.

Mr. Passarella brings significant experience as an audit partner of a national accounting firm. He has also served on the boards and chaired the audit committees of two other publicly traded companies. He also qualifies as an “audit committee financial expert” as defined in SEC regulations.

Director Compensation

The Human Capital Committee reviews director compensation annually and makes recommendations to the Board as appropriate.

Benchmarking

With the assistance of its third-party compensation consultant, Pay Governance LLC, the Committee reviews peer group data to understand market practices for director compensation. Our non-employee director compensation is compared to that of companies in two peer groups: (1) the Proxy Peer Group described on page 39 of the Compensation Discussion and Analysis; and (2) a general industry peer group with market capitalizations ranging from $2 billion to $12 billion, which consisted of 201 companies for the review in December 2012 and 162 companies for the review in August 2013. The Committee uses the approximate median of these peer groups as a reference point for setting director compensation. The use of two peer groups provides an indication of director pay levels both within the insurance industry as well as the broader market.

In December 2012, the Committee’s consultant provided its annual analysis of non-employee director compensation. While the analysis showed that total non-employee director compensation was approximately 5-14% below market median of the two comparator groups, the Committee decided not to make any change to non-employee director compensation at the time. In August 2013, Pay Governance provided an updated analysis based on the latest market data which showed that total remuneration had increased across the peer groups, and total non-employee director compensation was at that point approximately 8-16% below market median of the two comparator groups. The Committee agreed to consider this information and make a decision at its December meeting. In December 2013, given the comparison to market norms, the continued increased demands on directors, and the need to ensure that we attract and retain qualified directors, the Committee approved the compensation changes outlined in

 18 | Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Information About the Board of Directors

the table, to be effective in May 2014. In particular, the Committee noted that the company will be actively recruiting a number of new directors as a result of Board retirements over the next few years and the need to offer competitive compensation. During the process, Mr. Kabat (who succeeded Mr. MacMillan as chair of the Committee in May 2013) recused himself of the decision to increase the Committee chair retainer.

For information about fees paid to Pay Governance LLC for director and executive officer compensation consulting services, see page 38 of the Compensation Discussion and Analysis.

Elements of Non-Employee Director Compensation

Non-employee directors receive cash retainers and equity awards as outlined in the following table:

CASH AND EQUITY COMPENSATION TO NON-EMPLOYEE DIRECTORS	2013	2014
All Directors:	Value	Value
Annual cash retainer	$80,000	$95,000
Annual restricted stock unit award	120,000	140,000
Committee Chairs:
Additional annual cash retainer - Audit Committee	15,000	22,500
Additional annual cash retainer - Human Capital Committee	10,000	17,500
Additional annual cash retainer - all other Board committees	10,000	10,000
Board Chairman:
Additional annual cash retainer (paid quarterly)	160,000	160,000

These amounts are prorated for partial-year service and may be deferred at the election of each director for payment in common stock at a future date. Directors deferring cash compensation receive a number of deferred share rights (each representing the right to one share of common stock) equal to the number of whole shares of common stock that could be purchased for the deferred amount based on the closing price of a share of common stock on the date the cash compensation is payable.

Directors’ expenses associated with attending Board and committee meetings, or other meetings relating to company business, are paid by the company. Directors are eligible to participate in our employee matching gifts program. Under this program, we match up to $7,500 each year for eligible gifts to nonprofit organizations.

We do not have a retirement plan for directors. However, Dr. Goldsberry, who served as a director of UNUM Corporation prior to its merger into our company in 1999, is entitled to receive an annual payment of $27,500 for four years under the UNUM Corporation plan upon his ceasing to be a director.

We pay no additional compensation to Mr. Watjen for his Board service.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement | 19

 Information About the Board of Directors

2013 Compensation

The following table provides details of the compensation of each person who served as a non-employee director during 2013.

NON-EMPLOYEE DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Theodore H. Bunting, Jr.	$40,000	$59,995	$ -	$ -	$99,995
E. Michael Caulfield	90,000	119,996	7,230	7,500	224,726
Pamela H. Godwin	80,000	119,996	7,961	1,890	209,847
Ronald E. Goldsberry	90,000	119,996	8,398	-	218,394
Kevin T. Kabat	89,983	119,996	4,568	-	214,547
Timothy F. Keaney	80,000	119,996	-	7,500	207,496
Thomas Kinser	80,000	119,996	12,968	1,700	214,664
Gloria C. Larson	90,000	119,996	20,340	7,500	237,836
A.S. (Pat) MacMillan, Jr.	80,000	119,996	-	-	199,996
Edward J. Muhl	80,000	119,996	-	-	199,996
Michael J. Passarella	95,000	119,996	859	7,500	223,355
William J. Ryan	240,000	119,996	5,275	-	365,271

(1)	These amounts include annual and committee retainers which were paid in cash or deferred. All directors elected to receive cash with the exception of Mr. Kabat, who chose to defer 100% of his fee in the form of deferred share rights.

(2)	On May 23, 2013, each non-employee director (other than Mr. Bunting) was granted 4,354 restricted stock units under the Unum Group Stock Incentive Plan of 2012. Upon his election to the Board on November 1, 2013, Mr. Bunting received a prorated grant of 1,904 restricted stock units. The amounts shown are the grant date value of these units. We account for stock-based payments under the requirements of Accounting Standards Codification Topic 718 Compensation - Stock Compensation (ASC 718). A complete discussion of the assumptions made as well as the financial impact of this type of compensation can be found in Notes 1 and 11 of the Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013.

(3)	The amounts shown represent dividend reinvestment earnings on deferred share rights in each director’s account.

(4)	The amounts shown represent matching gifts to charitable organizations from the company.

 20 | Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Information About the Board of Directors

Director Stock Ownership and Retention Requirements

Each non-employee director is required to own Unum equity securities with an aggregate value in excess of five times the director’s annual cash retainer ($400,000 at the end of 2013; and $475,000 beginning May 2014). New directors have five years from the date of their election to meet the ownership requirement.

Currently, each non-employee director is required to retain Unum equity securities received as a result of director compensation for at least three years from the time the equity securities vest, and to retain at least the number of equity securities necessary to meet his or her ownership requirement until retirement from the Board. In December 2013, following a review of ownership and retention requirements, the Human Capital Committee determined that it was appropriate to align the director retention requirements with those currently in effect for Unum’s executive vice presidents. Effective May 2014, each director will be required to retain 60% of Unum equity securities received as a result of director compensation for one year from the time the equity securities vest and to retain at least the number of equity securities necessary to meet his or her ownership requirement until retirement from the Board.

The Committee annually reviews each director’s stock ownership level. If a director does not reach his or her ownership requirement in a timely manner, the Committee will determine whether action is appropriate. As of December 31, 2013, 10 of our non-employee directors had met the ownership requirement. The other two non-employee directors recently joined the Board and are expected to meet the increased ownership requirement within the time period provided for reaching the requirement.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement | 21

Corporate Governance Guidelines

The Board of Directors has adopted corporate governance guidelines on a number of significant matters, including director selection and independence, director responsibilities, Board leadership and management succession. The corporate governance guidelines are available on our investor relations website under the “Corporate Governance” heading at www.investors.unum.com. The Governance Committee regularly reviews developments in corporate governance and recommends updates to the corporate governance guidelines and other documents as necessary or appropriate in response to regulatory requirements and evolving practices.

Board Leadership Structure

William J. Ryan, an independent director, serves as Chairman of the Board, and Thomas R. Watjen serves as Chief Executive Officer (CEO) of the company. The Board has determined that separation of the Chairman and CEO positions is appropriate at this time because it enables the CEO to devote the significant time and focus necessary to manage our business in the current environment. Our corporate governance guidelines allow the Board to combine the offices of Chairman and CEO when appropriate.

As an independent Chairman, Mr. Ryan is deemed the lead independent director. As such, he presides over executive sessions of the independent directors, facilitates information flow between directors and senior management, consults with the CEO and senior management about schedules, agendas and participants for Board meetings, and performs other duties specified in our corporate governance guidelines. If a non-independent director becomes Chairman, the Board will elect an independent director annually to serve as the lead independent director.

Our independent directors generally meet in executive session at each regularly scheduled Board meeting. Executive sessions enable the independent directors to discuss matters without management present, including management performance, succession planning and Board effectiveness. The independent directors met five times in executive session during 2013.

Director Independence

Our corporate governance guidelines provide that a substantial majority of the Board will be independent. For a director to be considered independent, the Board must determine that the director has no material relationship with our company, and the director must meet the requirements for independence under the listing standards of the New York Stock Exchange (NYSE). The Board has also determined that certain categories of relationships are not considered to be material relationships that would impair a director’s independence. These independence standards are listed in our corporate governance guidelines. In making independence determinations, the Board considers all relevant facts and circumstances.

The Governance Committee reviews information about the directors’ relationships and affiliations that might affect their independence and makes recommendations to the Board as to the independence of the directors.

 22 | Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Corporate Governance

Based on a review of the findings and recommendations of the Governance Committee and applying the standards described above, the Board has determined that each of our directors is independent, with the exception of Thomas R. Watjen, our President and CEO.

Process for Nominating Directors

The Governance Committee is responsible for identifying and evaluating director candidates and recommending to the Board a slate of nominees for election at each annual meeting of shareholders. The Committee has engaged a third party search firm to assist with recruitment efforts in preparation for upcoming retirements. This firm identifies candidates who meet the criteria of our search, provides requested background and other relevant information regarding candidates, and coordinates arrangements for interviews as necessary. Nominees may also be suggested by directors, management or shareholders.

Shareholders who wish to nominate director candidates must submit written notice of their nominations to the Corporate Secretary at Unum Group, 1 Fountain Square, Chattanooga, Tennessee 37402 in accordance with the process described on page 90 in the section titled “Shareholder proposals and nominations for our 2015 annual meeting.” Our policy is to consider candidates recommended by shareholders in the same manner as other candidates.

Our corporate governance guidelines specify the following criteria to be used in evaluating the candidacy of a prospective nominee:

—	Reputation for high ethical conduct, integrity, sound judgment and accountability;

—	Current knowledge and experience in one or more core competencies;

—	Ability to commit sufficient time to the Board and its committees;

—	Collegial effectiveness; and

—	Diversity, whether in viewpoints, gender, ethnic background, age, professional experience or other demographics (though no specific diversity policy is applied).

The core competencies sought in any particular candidate depend on the current and future needs of the Board based on an assessment of the composition of the Board and the mix of attributes and qualifications represented. Core competencies include knowledge and experience in finance, investments and accounting, executive management, the insurance or financial services industry, risk oversight, technology, marketing, strategic planning, regulatory compliance and public policy.

In addition to the criteria described above, the Governance Committee considers other specific qualifications that may be desired or required of nominees, including their independence and ability to satisfy Audit Committee or Human Capital Committee requirements. In determining whether to recommend a director for re-election, the Governance Committee also considers the director’s interest in continuing to serve, past attendance at meetings, contributions to the Board and committees on which the director serves, and the results of the most recent Board, committee and individual director evaluations.

Limits on Board and Audit Committee Service

No director may serve on more than three public company boards in addition to our Board, or on more than two audit committees of public companies in addition to our Audit Committee.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement | 23

 Corporate Governance

Board Meetings and Attendance

The Board of Directors met seven times during 2013. Each incumbent director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served during the periods of the director’s service in 2013. Depending upon committee assignments, a director generally would have had anywhere from 19 to 30 meetings to attend in 2013. Average director attendance at Board and committee meetings was 95%.

Directors are expected to attend annual meetings of shareholders. All directors serving on the Board at the time of our annual meeting in 2013 attended that meeting.

Committees of the Board

The Board of Directors has five standing committees: Audit, Finance, Governance, Human Capital and Regulatory Compliance. Each committee has a charter that is available on our investor relations website under the “Corporate Governance” heading at www.investors.unum.com. In addition to the duties contained in their respective charters, each committee may be assigned additional tasks by the Board, and each is charged with reporting its activities to the Board.

BOARD MEMBERS AND COMMITTEES
Name	Term Expires	Audit	Finance	Governance	Human Capital	Regulatory Compliance
Theodore H. Bunting, Jr.	2016	X				X
E. Michael Caulfield	2016	X	Chair
Pamela H. Godwin	2015		X	X
Ronald E. Goldsberry	2016		X	Chair
Kevin T. Kabat	2016			X	Chair
Timothy F. Keaney	2014	X	X
Thomas Kinser	2015	X			X
Gloria C. Larson	2014			X		Chair
A.S. (Pat) MacMillan, Jr.	2015				X	X
Edward J. Muhl	2015				X	X
Michael J. Passarella	2016 (1)	Chair				X
William J. Ryan	2014
Thomas R. Watjen	2014
2013 Committee Meetings		12	7	7	11	5

(1)	As described on page 27, Mr. Passarella will retire from the Board at the Annual Meeting in May 2014.

 24 | Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Corporate Governance

Audit Committee

The Audit Committee assists the Board in oversight of financial statement and disclosure matters, the relationship with our independent auditor, the internal audit function, risk management responsibilities, and compliance with legal and regulatory requirements. A more complete description of the responsibilities of the Audit Committee is included in the Report of the Audit Committee beginning on page 29.

All members of the Audit Committee meet the independence requirements of the SEC, the NYSE and our corporate governance guidelines. The Board has determined that four members of the Audit Committee, Theodore H. Bunting, Jr., E. Michael Caulfield, Timothy F. Keaney and Michael J. Passarella, are “audit committee financial experts” as defined by SEC rules and have accounting or related financial management expertise within the meaning of the listing standards of the NYSE. All members of the Audit Committee have been determined by the Board to be “financially literate” as required by the NYSE.

Finance Committee

The Finance Committee assists the Board in oversight of our investments, capital and financing plans and activities and related financial matters and the associated risks. Among other responsibilities, the Finance Committee:

—	evaluates and recommends to the Board capital and financing plans, activities, requirements and opportunities;

—	oversees implementation of and compliance with investment strategies, guidelines and policies;

—	reviews, assesses and reports on the impact of various finance activities on our debt ratings; and

—

monitors, evaluates and makes recommendations to the Board regarding matters pertaining to our Closed Block segment, including the long-term care business, that could have a meaningful impact upon any of the matters for which the Committee has oversight responsibility.

All members of the Finance Committee meet the independence requirements of our corporate governance guidelines.

Governance Committee

The Governance Committee assists the Board in implementation and oversight of our corporate governance policies. Among other responsibilities, the Governance Committee:

—	oversees compliance with our corporate governance guidelines;

—	sets director selection criteria and identifies qualified candidates for the Board;

—	oversees the process for Board and committee evaluations; and

—	periodically makes recommendations to the Board regarding committee membership.

All members of the Governance Committee meet the independence requirements of the NYSE and our corporate governance guidelines.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement | 25

 Corporate Governance

Human Capital Committee

The Human Capital Committee assists the Board in oversight of our compensation and benefit programs and related risks to support business plans, attract and retain key executives and tie compensation to performance. Among other responsibilities, the Human Capital Committee:

—	establishes our general compensation philosophy, principles and practices;

—	evaluates and approves compensation and benefit plans;

—	reviews and approves compensation of the CEO and other senior executives; and

—	advises the Board on the Compensation Discussion and Analysis in our proxy statements, including consideration of the most recent say-on-pay vote.

All members of the Human Capital Committee meet the independence requirements of the NYSE and our corporate governance guidelines and are “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

Regulatory Compliance Committee

The Regulatory Compliance Committee assists the Board in its oversight of regulatory, compliance, policy and legal matters and related risks to ensure that we maintain compliance with laws and regulations and the highest levels of integrity. Among other responsibilities, the Regulatory Compliance Committee:

—	monitors the effectiveness of our compliance efforts concerning applicable regulatory and legal requirements and internal policy;

—	reviews and discusses with management any communication to or from regulators or governmental agencies and any information regarding our compliance with applicable laws or regulations; and

—	monitors the investigation and resolution of any significant instances of noncompliance or potential compliance violations.

All members of the Regulatory Compliance Committee meet the independence requirements of our corporate governance guidelines.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the company’s risks. The Board is responsible for managing strategic risk and regularly reviews information regarding our capital, liquidity and operations, as well as the risks associated with each. The Audit Committee is responsible for oversight of the company’s risk management process, financial risks, operational risks, which includes cybersecurity risk, and any other risk not specifically assigned to another committee. An enterprise risk management report is provided to the Audit Committee at least quarterly. The Finance Committee is responsible for oversight of risks associated with investments and related financial matters, including those pertaining to our Closed Block segment. The Human Capital Committee is responsible for overseeing the management of risks relating to our compensation plans and programs; in connection with this oversight, it receives an analysis from enterprise risk management with respect to these risks. The Regulatory Compliance Committee oversees management of risks related to regulatory, compliance, policy and legal matters, both current and emerging and whether of a local, state, federal or

 26 | Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Corporate Governance

international nature. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks in addition to the risk information it receives directly.

Compensation Risk

Our chief risk officer, in consultation with the Human Capital Committee, has undertaken a risk assessment of our compensation programs and practices. The process included the following steps:

—	Review the overall design and philosophy of the incentive compensation programs.

—	Review and assess the 2013 annual incentive program and long-term incentive program performance measures for alignment between actual results and achievement payout levels.

—	Identify fundamental principles to test, including the SEC’s non-exclusive list of situations where compensation programs may have the potential to raise material risks to the company.

—

Assess the incentive programs in light of the company’s primary risks (as disclosed in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013) and the company’s annual financial and capital plans.

—	Assess the effect of any proposed design changes to the 2014 incentive plans.

Based on this assessment, the following conclusions were reached:

—	The company’s incentive program targets, thresholds, caps, weights and payout curves are effective control mechanisms.

—	The incentive plans are balanced and align the long-term interests of stakeholders and management.

—	The program’s goals are effectively balanced and consistent with the risk levels embedded in the company’s financial and capital plans.

—	All potential awards are subject to Human Capital Committee discretion and the company has a recoupment policy in place in the event of a material earnings restatement.

Our chief risk officer and the Human Capital Committee do not believe the company’s compensation programs create risks that are reasonably likely to have a material adverse effect on the company.

Director Retirement Policy

Our bylaws state that no person may serve as a director beyond the date of the annual meeting of shareholders immediately following his or her 72nd birthday. In accordance with this policy, Mr. Passarella will retire from the Board effective at the Annual Meeting.

Compensation Committee Interlocks and Insider Participation

During 2013, none of the members of the Human Capital Committee was an officer or employee of the company, and none of our executive officers served as a member of a board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Human Capital Committee.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement | 27

Corporate Governance

Related Party Transactions and Policy

The Board has adopted a written policy concerning related party transactions. This policy covers any transaction in which the company was or is to be a participant and the amount involved exceeds $120,000, and in which any related party had or will have a direct or indirect material interest. A “related party” means any of our directors, director nominees or executive officers, any of their immediate family members, any person known to us to beneficially own more than 5% of our outstanding common stock, and any entity in which any of these persons has an interest as an employee, principal or 10% or greater beneficial owner or other material financial interest.

Prior to entering into a transaction that may be viewed as a related party transaction, the related party must notify our general counsel of the facts and circumstances of the transaction. If the general counsel determines that the proposed transaction is a related party transaction, it is submitted to the disinterested members of the Audit Committee for consideration at the next Committee meeting (or to the chair of the Committee if it is not practical to wait until the next meeting and the chair is not a related party to the transaction). The Committee considers all relevant facts and circumstances, including the benefits to the company, benefits to the related party, and if the related party is an independent director or nominee, the potential effect of entering into the transaction on the director’s or nominee’s independence, any improper conflict of interest that may exist, the availability of other sources for the products and services, the terms of the transaction, and the terms available from or to unrelated third parties generally.

The transaction may be approved if it is determined in good faith not to be inconsistent with the best interests of the company and shareholders. Certain types of transactions are deemed to be pre-approved by the Audit Committee, including executive officer and director compensation arrangements approved by the Board of Directors or the Human Capital Committee and any transaction between the company and any entity in which a related party has a relationship solely as a director, less than 10% equity holder, or employee (other than an executive officer), or all of these relationships.

Transactions with Related Persons

During 2013 and up to the date of this proxy statement, there have been no related party transactions, other than those described above as being deemed pre-approved.

Codes of Conduct and Ethics

The Board has adopted a code of conduct establishing certain business practices and ethics applicable to all of our directors, officers and employees. The Board has also adopted a separate code of ethics applicable to our CEO and certain of our senior financial officers. Both of these codes are available on our investor relations website under the “Corporate Governance” heading at www.investors.unum.com.

We will provide notice of any waivers of the code of conduct granted to executive officers or directors on our website, and will report to the SEC any waivers of the code of ethics granted to our CEO or certain of our senior financial officers. No waivers have been requested or granted to date, and no requests for waivers are anticipated.

 28 | Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

The Audit Committee is appointed by the Board of Directors and operates under a written charter adopted by the Board, a copy of which is available on the company’s investor relations website at www.investors.unum.com. The Committee is comprised solely of independent directors who meet the requirements of the SEC, the NYSE and the company’s corporate governance guidelines. All members of the Committee are “financially literate” as required by the NYSE and four members are “audit committee financial experts” as defined by the SEC.

The primary purpose of the Committee is to assist the Board in its oversight of the:

—	Integrity of the company’s financial statements and related disclosures;

—	Effectiveness of the company’s internal control over financial reporting;

—	Compliance by the company with legal and regulatory requirements;

—	Qualifications, independence and performance of the company’s independent auditor;

—	Responsibilities and performance of the company’s internal audit function;

—	Enterprise risk management program of the company; and

—	Management of the company’s financial risks, operational risks, which include cyber security risk, and other risks not specifically allocated to another committee.

In fulfilling its oversight responsibilities, the Committee met 12 times during 2013 to facilitate communication among the members of the Committee, management, the internal auditors and the independent auditor. The Committee held executive sessions and met separately with the independent auditor and with the internal auditors without management present.

The Committee reviewed and discussed with management and the company’s independent auditor, Ernst & Young, matters relating to the company’s accounting and financial reporting processes, including the internal control over financial reporting; reviewed and discussed with management and the independent auditor the company’s annual and quarterly financial statements and related disclosures in reports filed with the SEC; pre-approved all audit services and permitted non-audit services to be performed by the company’s independent auditor; reviewed and discussed with management the responsibilities and performance of the internal audit function; obtained, reviewed and discussed with management reports with respect to the adequacy and effectiveness of the company’s enterprise risk management program, as well as specific financial risks and operational risks, including cyber security risk; and obtained and reviewed reports concerning the company’s policies and procedures for ensuring compliance with applicable laws, regulations and the company’s Code of Conduct.

Management is primarily responsible for the preparation, presentation and integrity of the company’s financial statements and for the reporting process, including the establishment and effectiveness of the company’s internal control over financial reporting. The company’s independent auditor is responsible for performing an independent audit of the financial statements and of the effectiveness of the company’s internal control over financial reporting in accordance with auditing standards promulgated by the Public Company Accounting Oversight Board (PCAOB). The independent auditor reports directly to the Committee, which is responsible for the appointment, compensation, retention and oversight of the work performed by the independent auditor.

The Committee reviewed and discussed with management the company’s audited financial statements for the year ended December 31, 2013, including a discussion of the quality, not just the acceptability, of

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement | 29

Report of the Audit Committee

the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee reviewed and discussed with the independent auditor the overall scope and results of the independent audit and its judgments of the quality and acceptability of the company’s accounting principles. The Committee discussed with the independent auditor the matters required to be discussed by PCAOB AU Section 380. The Committee received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the auditor’s communications with the Committee concerning independence. The Committee also discussed with the independent auditor matters relating to its independence, including consideration of whether the independent auditor’s provision of non-audit services to the company is compatible with the auditor’s independence.

The company’s internal audit function, under the direction of the chief auditor, reports directly to the Committee, which is responsible for the oversight of the work performed by the internal auditors. The internal auditors are responsible for, among other matters, conducting internal audits designed to evaluate the company’s system of internal controls. The Committee reviewed and discussed with the company’s internal auditors, and received regular status reports from them concerning, the overall scope and plans for their audits. The Committee met with the internal auditors, with and without management present, to discuss their audit observations and findings, and management’s responses, and their evaluation of the effectiveness of the company’s internal control over financial reporting. Additionally, as the former chief auditor of the company retired in early 2013, the Chair of the Committee met with the candidate proposed as the successor in this role, as well as discussed the candidate’s qualifications with management.

In evaluating the performance of the company’s independent auditor, the Committee took into consideration a number of factors, including the professional qualifications of the firm and the lead audit partner, the quality and candor of the firm’s communications with the Committee and the company, and evidence supporting the firm’s independence, objectivity, and professional skepticism. Additionally, as the lead audit partner has completed five years of service to the company in 2013 and under SEC rules is subject to rotation requirements, a subgroup of the Committee met with the candidates proposed for this role in 2014, as well as discussed the candidates qualifications with management.

Based on this evaluation, the Committee has determined that the continued retention of Ernst & Young as independent auditor is in the best interests of the company and its shareholders. Accordingly, the Committee appointed Ernst & Young as the company’s independent auditor for 2014. Although the Committee has sole authority to appoint the independent auditor, the Committee recommended that the Board of Directors seek shareholder ratification of the appointment at the Annual Meeting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, that the company’s audited financial statements for the year ended December 31, 2013 be included in the company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Michael J. Passarella, Chair

Theodore H. Bunting, Jr.

E. Michael Caulfield

Timothy F. Keaney

Thomas Kinser

 30 | Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

In this section, we provide an overview of our compensation philosophy and processes and explain how the Human Capital Committee of our Board (the Committee) arrived at its compensation decisions for the below named executive officers (NEOs), all of whom are included in the 2013 Summary Compensation Table on page 62.

—	Thomas R. Watjen, President and Chief Executive Officer

—	Richard P. McKenney, Executive Vice President and Chief Financial Officer

—	Kevin P. McCarthy, Executive Vice President and Chief Operating Officer

—	Randall C. Horn, Executive Vice President, President and Chief Executive Officer, Colonial Life

—	Breege A. Farrell, Executive Vice President, Chief Investment Officer

In May 2013, Mr. McCarthy announced his intent to retire from the company in March 2014, after approximately 35 years of service with the company. He stepped down from his duties as CEO of Unum US on July 1, 2013, at which time his responsibilities were assumed by Michael Q. Simonds. Mr. McCarthy continued to serve as Chief Operating Officer of Unum Group until his retirement on March 31, 2014. Following his retirement, Mr. McCarthy may provide consulting services to the company pursuant to an arrangement described on page 58.

Business and Performance Review

Our Business

We are a leading provider of financial protection benefits in the United States and United Kingdom. Our products, which are primarily offered through the workplace, include disability, life, accident and critical illness insurance and help protect millions of working people and their families from the financial hardships that can occur in the event of illness, injury or loss of life. In 2013, we paid more than $6 billion in benefits to hundreds of thousands of customers who faced illness, injury or loss of life.

Our business operations are divided into three primary segments selling products – Unum US, Unum UK and Colonial Life – and a Closed Block of business that includes products we service and support but no longer market.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement | 31

 Compensation Discussion and Analysis

2013 Performance

Fiscal year 2013 was a successful one for Unum as we delivered strong financial and operating performance across the company. Although we continued to face some economic headwinds, particularly in the form of low interest rates and modest job and salary growth, our businesses have adapted well to these challenges. We grew in many of the areas we targeted for growth, remained solidly profitable and continued to generate excess capital that we used to strengthen our business and return value to shareholders.

Our key financial highlights for 2013 include:(1)

—	Pre-tax operating income of $1.24 billion and after tax operating income of $882.5 million, both record highs, and operating revenues of $10.35 billion;

—	Record operating earnings per share of $3.32, a 5.4% increase from the prior year and the eighth consecutive year of operating EPS growth;

—	Consolidated return on equity of 11.4% (14.2% in our three primary operating businesses);

—	Book value per share growth (excluding AOCI) of 9.4%, the fifth consecutive year of growth in book value per share; and

—	Strong investment results and, through our emphasis on sound risk management, a credit quality that remains among the best in the industry.

Our key operating highlights for 2013 include:

—	Consistent operating performance from all of our businesses as a result of disciplined pricing, focused sales growth and improvement of internal processes;

—	Meeting our commitments to customers by paying more than $6 billion in benefits to people facing illness, injury or loss of life;

—	Strong customer satisfaction metrics that generally exceeded our plan benchmarks;

—	Our brand and image remaining at historically high levels; and

—

Recognition of our corporate citizenship efforts by several independent organizations, including being named one of Forbes Most Reputable Companies and 100 Most Trustworthy Companies, a member of the Dow Jones Sustainability North American Index and one of the Best Places to Work in Insurance by Business Insurance.

 32 | Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

  Compensation Discussion and Analysis

Because of these and other accomplishments in 2013, our capital generation remained strong and we were able to deploy that capital to invest in and strengthen our businesses, as well as return it to shareholders through share repurchases totaling more than $318 million and a dividend payout of $146.5 million, an 11.5% increase from the prior year. Our credit ratings also remain high as a result of the progress we have made over the last several years.

CAPITAL GENERATION AND DEPLOYMENT
	Share Repurchases	Dividend Increase
2008	$ 700 million	—
2009	—	10.0%
2010	$ 356 million	12.1%
2011	$ 620 million	13.5%
2012	$ 500 million	23.8%
2013	$ 318 million	11.5%

Business Highlights

The following are 2013 performance highlights(1) within our primary business segments:

Our Unum US segment, representing 59.2% of our consolidated premium income in 2013, reported record operating income with a 1.4% increase over 2012 results driven by growth in premium income and overall favorable risk results. While premium income increased 1.4%, sales decreased 2% for the year, although they trended upward in the latter part of 2013 and were higher in the markets we targeted for growth. Unum US continued to generate above-market returns across all of its primary business segments, with a return on equity of 13.6%.

Unum UK, representing 7.3% of our consolidated premium income in 2013, reported a slight increase in operating income of 0.5% over 2012 results, due principally to overall favorable risk results. Premium income decreased 19.9% while sales decreased 19.5%, driven by lower group life sales as Unum UK continued to take actions to address profitability concerns in this line of business. The Unum UK return on equity was 14.0%.

Colonial Life, representing 16.2% of our consolidated premium income in 2013, reported record operating income with a 3.9% increase over 2012 results, driven mostly by higher operating revenue and stable risk results. Premium income grew 3.2% while sales increased 1.6% in the year. Consistent with past years, Colonial Life continues to generate solid margins and returns, with a return on equity of 16.5%.

Our Closed Block performed at or above expectations and grew before-tax operating income by nearly 15%. We added management resources and additional capabilities to oversee this important portion of our business, and due to this greater focus, we saw more consistent performance throughout the year.

Our investment results remain solid, although we recorded a slight drop in net investment income in 2013, primarily due to a decline in yield on invested assets as we continue to invest new cash flows at lower rates. Our asset quality remains strong, with a net unrealized gain on our fixed maturity securities of $4.1 billion at December 31, 2013.

(1)	Operating results referenced throughout this document exclude certain specified items. For 2013, these include net realized investment gains and losses, non-operating retirement-related gains or losses, the unclaimed death benefits reserve increase and the group life waiver of premium benefit reserve reduction. For reconciliations of the non-GAAP financial measures, including operating income, operating revenue, operating earnings per share, return on equity and book value per share (excluding accumulated other comprehensive income, or AOCI), to the most directly comparable GAAP measures, refer to Appendix A.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement | 33

 Compensation Discussion and Analysis

Total Shareholder Return

Total shareholder return (TSR) comparisons vary significantly based upon the indices and time periods considered. On a one-year basis, our TSR was 71.8%, outperforming our proxy peers, the S&P Life and Health Index, and the broader S&P 500. On a three- and five-year basis, we were consistent with the S&P Life and Health Index – the group that most closely aligns with our industry – and were generally in line with the S&P 500. Our performance trailed our proxy peers during that time, illustrating the significant volatility seen as a result of the financial crisis and the impact it had on the smaller Proxy Peer Group when compared with broader indices.

We are pleased that our track record of solid operating performance and returning value to shareholders was recognized in 2013 with our share price reaching levels near the historical valuation of our company.

2013 Compensation and Benefits Actions

The financial and operational performance of the company, as outlined on the preceding pages and in our 2013 10-K, resulted in above plan achievement for all of our business segments (see page 49). This high performance is also recognized in the individual performance assessments and achievement levels of our NEOs found beginning on page 42.

During 2013, we took the following actions with respect to compensation and benefits:

—

We amended the terms of our defined benefit pension plans to freeze further accrual of retirement benefits provided to U.S. employees on December 31, 2013. Effective January 1, 2014, we transitioned to a defined contribution plan for U.S. employees in which Unum provides a 4.5% company contribution for those employees who have completed one year of service. The plan is described in further detail in the “Retirement and Workplace Benefits” section beginning on page 55.

—

By freezing further accrual of retirement benefits provided to U.S. employees under the defined benefit pension plans, we effectively eliminated a change in control benefit otherwise available to executives who are parties to change in control severance agreements with the company. The benefit eliminated is a lump sum payment equal to the increased actuarial present value of the executive’s

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retirement benefit under the defined benefit pension plan assuming two additional years of age and service credit following termination of employment in connection with a change in control.

o	In the future, executives currently covered by change in control severance agreements will receive two additional years of contributions under the company’s non-qualified defined contribution plan in the event of a termination of employment in connection with a change in control.

—

At Mr. Watjen’s request to be consistent with all other employees, we amended his employment agreement to freeze further accrual of his retirement benefit under the Unum Group Senior Executive Retirement Plan (SERP) (which is described in his employment agreement) as of December 31, 2013. As part of the revisions to Mr. Watjen’s employment agreement, we also:

o	Eliminated the Section 280G excise tax gross-up;

o	Reduced severance payable in the event of termination by the company without “cause” or by Mr. Watjen for “good reason” outside of certain “change in control” periods (each as defined in his employment agreement) by:

¡	Decreasing the severance multiple from three times the sum of base salary and average bonus to two times the sum of base salary and average bonus, and

¡	Reducing health and welfare benefits continuation from three years of continuation to two years of continuation; and

o	Eliminated a lump sum severance payment that was equal to the increased actuarial present value of Mr. Watjen’s retirement benefit under the SERP assuming three additional years of age and service credit following termination of employment.

2013 Say-on-Pay Vote

Last year’s advisory vote on executive compensation (or “say-on-pay” vote) passed with 76% approval. This was higher than the previous year’s vote and included support from 12 of our 13 largest shareholders. We continue to strive to improve the level of shareholder support for our named executive officer compensation.

Over the last several years, the company has had an extensive outreach program to shareholders and proxy advisory firms, with a particular focus on soliciting input on our executive compensation program.

The Human Capital Committee (the Committee) provided feedback and guidance with respect to the proposed agenda to be used during our shareholder outreach program. Throughout the process, the Committee was updated on our conversations with both institutional investors as well as proxy advisory firms, including their feedback on our executive compensation programs. The Committee values shareholder feedback and takes the results of the say-on-pay vote and the shareholder feedback into consideration as it makes compensation decisions.

In 2012, we received specific feedback, including:

—	A preference for a three-year performance cycle for the long-term incentive plan;

—	Requests for a reduction in the amount of overlap between annual and long-term incentive plan goals; and

—	Requests for enhanced disclosure with respect to the goals for the annual and long-term incentive plans.

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 Compensation Discussion and Analysis

The Committee responded to the feedback and made changes in 2013, which included:

—	Introducing performance share units (PSUs) based on three-year, prospective average return on equity and average earnings per share goals, with a modifier tied to relative total shareholder return;

—	Establishing new performance goals for our long-term incentive plan to reduce the overlap with the performance goals for our annual incentive plan;

—

Enhancing proxy disclosure to provide a more detailed explanation of the rationale behind compensation decisions and a more comprehensive discussion of goals, individual performance and the linkage to compensation; and

—	Supplementing disclosure of our annual and long-term incentive performance metrics by including threshold, maximum and actual performance levels for each metric.

In 2013, the company again solicited feedback from institutional shareholders and proxy advisory firms. The feedback from our shareholder outreach in 2013 indicated that shareholders agreed with the changes we made to the long-term incentive program, particularly the use of PSUs with three-year corporate performance goals and a payout modifier tied to relative total shareholder return. No additional concerns were identified by shareholders with respect to our executive compensation programs in the course of our 2013 shareholder outreach.

Compensation Program Structure and Committee Decisions

Our executive compensation philosophy is designed to reward performance that helps us achieve our corporate objectives, increase shareholder return and attract and retain talented individuals. We do this by:

—	Offering a base salary that reflects the competitive market as well as the roles, skills, abilities, experience and performance of employees;

—	Providing incentive opportunities for all employees based on the achievement of corporate and individual performance goals; and

—

Aligning the long-term interests of management and shareholders by offering performance-based equity compensation opportunities and requiring senior officers to own shares and retain equity awards for a specified period of time after vesting. This practice also promotes a culture of ownership and accountability in the company.

Elements of Pay

There are five primary elements of pay in our executive compensation program, which are summarized in the table below.

Those pay elements that are “at risk,” or contingent on individual or corporate performance, are noted in the table below. Our NEOs, as the most senior officers in the company, have a majority of their targeted total direct compensation at risk. This design creates an incentive for achievement of performance goals (short- and long-term) and aligns the interests of executives with those of our shareholders. For 2013, 84.6% of Mr. Watjen’s targeted total direct compensation was at risk. For the remaining NEOs, 70.6% of their aggregate targeted total direct compensation was at risk.

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PAY ELEMENTS
Compensation Element	Objective/Purpose
Annual base salary

To provide a fixed amount of compensation which is reflective of the market for similar jobs as well as individual skills, abilities and performance. Aligns with our compensation philosophy of attracting and retaining talented individuals.

Annual incentive awards (at risk)

To motivate executives to achieve short-term corporate financial goals as well as individual objectives. Aligns with our compensation philosophy of rewarding performance in the achievement of short-term corporate objectives.

Long-term incentive awards (at risk)

To motivate long-term performance and align the interests of management and shareholders. Aligns with our compensation philosophy of rewarding long-term performance and attracting and retaining talented individuals.

Retirement and workplace benefits

To provide a competitive program which addresses health, welfare and retirement needs of executives and other employees. Aligns with our compensation philosophy of attracting and retaining talented individuals.

Perquisites and other personal benefits	Most perquisites were eliminated as of January 1, 2008. The limited perquisites we currently offer are in support of a specific business purpose or a contractual arrangement.

Roles of the Committee, CEO and Consultants

The Committee, CEO and compensation consultant each have important roles in our compensation program. The Committee, with input from the CEO and compensation consultant, exercises its own independent judgment to:

—	Evaluate, design and administer a compensation program for executive officers that appropriately links pay, company and individual performance, and the creation of shareholder value;

—	Review the performance of the CEO, with input from the full Board, and determine his compensation; and

—	Determine compensation for each of the other NEOs.

The CEO provides input to the Committee on compensation issues but does not participate in any decisions related to his own compensation. He provides to the Committee:

—	A self-assessment outlining his own performance for the year;

—	Performance assessments and compensation recommendations for executives who report to him, which includes all of the NEOs except Ms. Farrell, who reports to Mr. McKenney; and

—	His perspective on the business environment and the company’s performance.

Pay Governance LLC was retained by the Committee as its compensation consultant in 2013 to provide objective, expert analyses, independent advice and information on executive and director compensation. Pay Governance reports directly to the Committee, which is responsible for the appointment, compensation, retention and oversight of the work performed by them. A senior representative of the

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 Compensation Discussion and Analysis

compensation consultant generally attends Committee meetings, participates in executive sessions of the Committee without management present and communicates directly with Committee members outside of meetings. Management interacts with the compensation consultant only when doing so on behalf of the Committee or as it relates to proposals the Committee will review for approval.

The Committee has adopted a policy requiring that its compensation consultant be independent. During 2013, the Committee assessed the independence of Pay Governance LLC, taking into account the following factors:

—	Compliance with the Committee’s independence policy;

—	Other services, if any, provided to the company by the consultant;

—	The amount of fees paid by the company to the consultant as a percentage of its total revenues;

—	Any business or personal relationships between the consultant (including its representatives) and the company’s directors or senior officers; and

—	The policies and procedures the consultant has in place to prevent conflicts of interest, which includes a prohibition against stock ownership in the company.

Pay Governance LLC has attested to its independence and does not provide any services to the company other than those related to director and executive compensation consulting. Fees paid to Pay Governance LLC for such services provided in 2013 totaled $188,062. Based on its assessment, the Committee concluded that the compensation consultant is independent under the Committee’s policy and that the compensation consultant’s work has not raised any conflict of interest.

In addition, the company’s finance, human resources and legal staff, including the chief financial officer, support the Committee in its work. Employees from these departments discuss various executive compensation topics with the Committee and its compensation consultant, including how compensation plans fit in with other programs and business objectives. Although these staff members may make recommendations, the final decision on all executive compensation matters rests solely with the Committee.

Compensation Benchmarking

The Committee compares the compensation of our named executive officers to the median pay of executives in similar positions at peer companies. By targeting each pay element to the approximate median of the applicable comparator group (as described below), we ensure that the balance among the elements is competitive, while at the same time allowing company and individual performance to determine a majority of the compensation received by our NEOs. Overall, these benchmarking comparisons are used as points of reference and are secondary to the primary factors considered by the Committee when making compensation decisions. The primary factors are: company performance; individual performance; the executive’s level of responsibility; the creation of shareholder value; our executive compensation philosophy; and the results of the most recent shareholder say-on-pay vote.

The two sources used by the Committee for benchmarking executive compensation are:

—

For CEO and CFO compensation, a proxy peer group comprised of insurance and financial services companies that are either our business competitors or primary competitors for talent (Proxy Peer Group). The Proxy Peer Group is also a reference for compensation programs and practices. The composition of the Proxy Peer Group is reviewed annually by the Committee as outlined below.

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Compensation Discussion and Analysis

—

For the compensation of our other NEOs, the Towers Watson Diversified Insurance Study of Executive Compensation (Diversified Insurance Study). This source is used because responsibilities of our NEOs may not be directly comparable with those of named executives at other companies in the Proxy Peer Group.

The following table lists the companies in the Proxy Peer Group and the Diversified Insurance Study.

PROXY PEER GROUP(1)(2)		DIVERSIFIED INSURANCE STUDY(1)

Aetna	Lincoln Financial	AFLAC	Nationwide
AFLAC	Marsh & McLennan	AIG	New York Life
Aon	MetLife	Allstate	Northwestern Mutual
Assurant	Principal Financial	AXA Group	One America Financial
CIGNA	Protective Life	CIGNA	Pacific Life
CNO Financial	Prudential Financial	CNO Financial	Phoenix Companies
Genworth Financial	Stancorp Financial	Genworth Financial	Principal Financial
Hartford Financial Services	Torchmark	Guardian Life	Prudential Financial
Humana		Hartford Financial Services	Securian Financial
		ING	Sun Life Financial
		John Hancock	Thrivent Financial
		Lincoln Financial	TIAA-CREF
		Massachusetts Mutual	Transamerica
		MetLife	USAA

(1)	For compensation decisions made in early 2013, benchmarking comparisons were made to the 2012 Diversified Insurance Study and the 2012 Proxy Peer Group. Although Unum participates in the Diversified Insurance Study, we are excluded from this table. One America Financial and Transamerica were new participants in the Diversified Insurance Study for 2012, while Aegon USA and America United Life (both of which had participated in 2011) did not participate in 2012, which kept the number of participants at 29.

(2)	The Proxy Peer Group includes both property and casualty insurers and life and health insurers, with Unum being slightly above the peer median for assets and slightly below the peer median for revenue for the year ended December 31, 2012. Unum is not part of the Proxy Peer Group.

The Committee evaluates the composition of the Proxy Peer Group every year. In 2013, the peer companies were determined based on five primary criteria (life and health GICS code; reasonable range of: assets; revenues; market capitalization; and whether they compete with Unum for talent and/or market share). Based on the review in 2013, on average, the peer companies met three of the five criteria. Overall, Unum is within +/-10% of the median on peer assets and revenue. Additionally, 11 of the 17 peers (65%) selected Unum as a peer for compensation benchmarking purposes in their most recent proxy statements, which indicates that they also consider us a competitor for talent.

Since the group contains a wide dispersion of companies (7 peers are larger than Unum based on assets; 10 are smaller), annual sensitivity tests are performed to understand the impact of both larger and smaller peers on overall CEO compensation. For the tests conducted in 2013, removing the two smallest and two largest peers had minimal impact on CEO targeted total direct compensation (TDC). Asset regression yielded a TDC that was +5% of the tabular results and revenue regression yielded a TDC that was -5% of the tabular results. Based on the analysis, the Committee decided not to change the Proxy Peer Group in 2013.

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 Compensation Discussion and Analysis

Individual Performance Assessments

The Committee uses individual performance assessments as a factor in its determination of compensation for each NEO. Individual performance is measured against the six leadership criteria and board assessment goal areas listed in the table below, as well as the common performance goals outlined on the following page. Collectively, these can be used to adjust earned annual incentive and long-term incentive awards between 0% and 125%.

Evaluation Criteria

In evaluating how effectively each NEO met the leadership criteria, the Committee considers:

—	Company performance;

—	The Board’s assessment of Mr. Watjen’s performance, as well as Mr. Watjen’s self assessment of his own performance;

—

The CEO’s and CFO’s performance assessments of the NEOs that report to them (all NEOs report to the CEO other than Ms. Farrell, who reports to Mr. McKenney). For each individual, the performance assessment includes a self assessment and a “360 evaluation” of performance by a combination of the individual’s direct manager, peers, direct reports and other partners; and

—	Written assessments by all Board members of each NEO against the stated goals in the areas listed in the table below.

LEADERSHIP CRITERIA	BOARD ASSESSMENT GOAL AREAS
Delivers results	Strategic planning
Builds organizational talent	Demonstrated performance
Makes effective decisions	Building and sustaining a high-functioning organization and team
Creates business and enterprise value	Humility and ego maturity
Engages employees in the corporate vision	Statesmanship
Adheres to the company’s values	Balance of putting the company first with appropriate self-care and resilience
Ability to balance complex competing factors
Commitment to enterprise as well as business unit

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Compensation Discussion and Analysis

2013 Performance Assessment and Highlights

As noted above, the named executive officers’ achievement levels, for purposes of annual incentive paid in 2013 and long-term incentive awards granted in February 2014, were determined in part based on the following common performance goals. Each common performance goal has specific areas of focus for each executive and his or her respective business areas.

2013 COMMON PERFORMANCE GOALS
1.	Achieve the business and financial objectives the Board approved for the company, which includes the following areas of focus:
	—	Positioning each business to leverage current market positions and opportunities
	—	Appropriately redeploying the company’s excess capital
	—	Continuing to consider and develop additional centers of excellence
2.	Deepen the management talent and employee engagement throughout the company
	—	Strengthen the CEO and senior executive team succession plan

	—	Build organizational depth throughout the company

	—	Continue to take actions to assure that our workforce diversity matches that of our key stakeholders
3.	Continue to develop the culture and values of the company at all levels which includes:

	—	Ethics and compliance

	—	Social responsibility

	—	Risk management
4.	Further enhance the image and reputation of the company
	—	Including with regulators, media, and public policy makers

Based on the above criteria, the Committee assessed the individual performance of our NEOs and awarded each an individual performance percentage. These percentages were used in calculations for annual and long-term incentive awards described later in this section.

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 Compensation Discussion and Analysis

Individual performance highlights for each NEO, and their respective awarded performance percentages, are included below:

Thomas R. Watjen, President and Chief Executive Officer

In assessing Mr. Watjen’s performance for 2013, the Committee noted that he:

—

Achieved substantially all of the company’s business objectives, with each segment meeting or exceeding their goals for the year. This resulted in operating earnings per share growth of 5.4%, which is the eighth consecutive year of operating earnings per share growth;

—

Maintained a strong balance sheet and capital position. The company returned capital to shareholders by increasing the dividend for the fifth successive year and repurchasing $318 million in shares in 2013, and a total of $2.5 billion since 2007;

—	Strengthened leadership and deepened the talent level throughout the organization, including actions to enhance workforce diversity;

—	Continued to develop, through his leadership, the company’s culture and values, including ethics, risk management and social responsibility; and

—	Further enhanced the already solid brand and image of the organization.

Given these accomplishments, the Committee awarded Mr. Watjen an individual performance percentage of 115% for his 2013 annual incentive award and 118% as the individual performance modifier for his long-term incentive award granted in February 2014. The Committee awarded a greater percentage in Mr. Watjen’s long-term incentive award based on the factors noted above as well as his strategic leadership of the company.

Richard P. McKenney, Chief Financial Officer

In assessing Mr. McKenney’s performance for 2013, the Committee noted that he:

—

Achieved substantially all of the company’s financial objectives, with each business segment meeting or exceeding their goals for the year. This resulted in operating earnings per share growth of 5.4%, which is the eighth consecutive year of operating earnings per share growth;

—

Maintained a strong balance sheet and capital base which allowed the company to further invest in the growth of the businesses while also returning capital to shareholders through dividend increases and share repurchases;

—	Expanded his operating responsibilities and continued to deepen his involvement with the businesses at all levels, including being named as chair of the company’s operating committee;

—	Effectively balanced near-term operating performance and results with long-term strategic planning, which positions the company for future success; and

—	Took steps to enhance the effectiveness of his organization, including further talent and leadership development.

Given these accomplishments, the Committee awarded Mr. McKenney an individual performance percentage of 115% for his 2013 annual incentive award and 120% as the individual performance modifier for his long-term incentive award granted in February 2014. The Committee awarded a greater percentage in Mr. McKenney’s long-term incentive award based on the factors noted above as well as his leadership role in helping to position the company for long-term success.

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Compensation Discussion and Analysis

Kevin P. McCarthy, Chief Operating Officer

In assessing Mr. McCarthy’s performance for 2013, the Committee noted that he:

—	Delivered results, in his role as Chief Operating Officer, that met or exceeded the overall plan in each of the company’s primary businesses;

—	Led Unum US until his transition at mid-year. Unum US once again exceeded its before-tax operating earnings plan;

—	Focused the company’s operating committee on enhancing operating effectiveness through business process improvements and leveraging enterprise-wide capabilities;

—	Continued to represent the company with a variety of external constituents, including shareholders, customers, regulators and the communities where we have significant locations; and

—	Effectively executed a planned leadership transition in Unum US and has positioned the company well for his retirement in 2014.

Given these accomplishments, the Committee awarded Mr. McCarthy an individual performance percentage of 125% for his 2013 annual incentive award and 125% as the individual performance modifier for his long-term incentive award granted in February 2014.

Randall C. Horn, President and Chief Executive Officer of Colonial Life

In assessing Mr. Horn’s performance for 2013, the Committee noted that he:

—	Led Colonial Life to solid financial results. The Colonial Life business segment achieved nearly all of its financial and operating goals with the exception of sales;

—	Achieved high customer service and retention, driving ongoing premium growth despite a sales shortfall;

—	Continued to strengthen his leadership team and implemented a number of organizational changes to build depth and enhance effectiveness;

—	Partnered with others, as a member of the company’s operating committee, to create several new centers of excellence to leverage enterprise capabilities; and

—	Represented the company effectively with a variety of key stakeholders, including customers, brokers and the Columbia community.

Given these accomplishments, the Committee awarded Mr. Horn an individual performance percentage of 110% for his 2013 annual incentive awards and 110% as the individual performance modifier for his long-term incentive award granted in February 2014.

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 Compensation Discussion and Analysis

Breege A. Farrell, Chief Investment Officer

In assessing Ms. Farrell’s performance for 2013, the Committee noted that she:

—	Achieved investment results that were very good despite a difficult interest rate environment;

—	Delivered performance for the Investment department that was slightly above plan, and maintained the strong overall credit quality of the portfolio;

—	Forged stronger links with our business segments over the past year to ensure our investment strategy was fully aligned with our business strategy;

—	Focused significant time and effort in adapting the Investment organization to better position it for talent development and succession planning; and

—	Has maintained strong connections in the investment community, which allow us to capitalize on opportunities and stay abreast of investment trends.

Given these accomplishments, the Committee awarded Ms. Farrell an individual performance percentage of 105% for her 2013 annual incentive award and 105% as the individual performance modifier for her long-term incentive award granted in February 2014.

Company Performance Targets

Each year, the Committee sets targets for several performance measures that are used to calculate annual and long-term incentive awards. Performance measures and their respective targets are established for the company as a whole as well as for each of our business units, and weightings are assigned to each performance measure based on its relative importance to the company or business unit.

Incentive Funding Performance Requirement

Our annual and long-term incentive plans are not funded unless the company achieves a specified level of performance. We apply an incentive funding performance requirement because we believe employees and officers should receive incentive awards only after our shareholders and creditors are paid. Additionally, the company expects that meeting this incentive funding performance requirement will result in the company avoiding having certain deductions limited under Section 162(m) of the Internal Revenue Code (the Code). However, the Committee may elect to pay compensation that is not deductible under Section 162(m) of the Code, and it is possible that compensation intended to qualify for exemption under Section 162(m) of the Code may not so qualify if all requirements for the “qualified performance-based compensation” exemption are not met.

For 2013, the performance requirement established by the Committee to fund the annual and long-term incentive plans was $250 million, which is more than enough to cover dividends to shareholders and after-tax interest on our recourse debt. Funds used to attain the performance requirement were derived from statutory after-tax operating earnings and other sources of cash flow available from the company’s insurance and non-insurance subsidiaries. The company successfully achieved the 2013 performance requirement for funding the 2013 annual incentive awards and long-term incentive grants made in February 2014.

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Compensation Discussion and Analysis

Annual Incentive Targets

The Committee established performance targets as part of our annual incentive program. The following table outlines these targets for annual incentives awarded for 2013 performance and how the company and business units performed against those targets in 2013.

2013 ANNUAL INCENTIVE AWARD PERFORMANCE TARGETS ($s/£s in millions)
Performance Measure	Component Weighting	Threshold(1)	Target	Maximum	Actual
Unum Group
After-tax operating income(2)	40%	$636.8	$849.0	$976.4	$882.5
Business area composite(3)	40%	0%	100%	150%	106%
Return on equity(4)	20%	8.47%	11.30%	12.99%	11.41%
Unum US and Closed Block
Before-tax operating income(5)	40%	$673.9	$962.7	$1,155.2	$968.4
Earned premium	20%	$4,991.6	$5,872.5	$7,047.0	$5,835.9
Sales	15%	$599.9	$799.9	$1,119.9	$745.6
Service(6)	15%	90.0%	100%	130%	112%
Operating expense ratio	10%	19.78%	17.78%	15.78%	17.79%
Colonial Life
Before-tax operating income(5)	40%	$194.0	$277.2	$332.6	$284.9
Earned premium	20%	$1,056.9	$1,243.4	$1,492.1	$1,232.2
Sales	15%	$288.0	$384.0	$537.6	$367.6
Service(6)	15%	90.0%	100%	130%	107%
Operating expense ratio	10%	18.35%	16.35%	14.35%	16.07%
Unum UK
Before-tax operating income(5)	40%	£58.0	£82.8	£99.4	£84.3
Earned premium	20%	£294.4	£346.4	£415.7	£355.9
Sales	15%	£35.3	£47.1	£65.9	£48.4
Service(6)	15%	90.0%	100%	130%	106%
Operating expense ratio	10%	22.70%	20.70%	18.70%	20.43%
Investments
Net Investment Income(7)	50%	$2,418.7	$2,543.7	$2,668.7	$2,551.4
Avoided Losses (8)	25%	($100.0)	$6.3	$150.0	$12.6
Market Composite(9)	25%	83%	100%	175%	118%
(1)	At the threshold and below, there is no payout for a performance measure. At the maximum, the payout would be 200% for that performance measure. However, the maximum overall payout for the annual incentive plan is 150%.

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 Compensation Discussion and Analysis

(2)	After-tax operating income is defined as net income adjusted to exclude after-tax net realized investment gains or losses and after-tax non-operating retirement-related gains or losses and certain other items specified in the reconciliation of non-GAAP measures.

(3)	The business area composite component weighting for Unum Group includes a weighted average of the overall business unit incentive plan results (excluding before-tax operating earnings which is already captured in both after-tax operating income and return on equity), weighted as follows: Unum US at 40%, Unum UK at 25%, Colonial Life at 25% and Investments at 10%. Performance for each business unit could be zero to a maximum of 150%.

(4)	Return on equity is calculated by taking after-tax operating income and dividing it by the average of the beginning-and-end-of-year stockholders’ equity adjusted to exclude the net unrealized gain or loss on securities and the net gain on cash flow hedges.

(5)	Before-tax operating income is defined as net income adjusted to exclude net realized investment gains or losses, non-operating retirement-related gains or losses and certain other items specified in the reconciliation of non-GAAP measures and income tax expense.

(6)	Service is based on the average of several service metrics for policyholders, producers and claimants.

(7)	Net investment income reflects the impact of investment results on after-tax operating income. Net investment income excludes interest on policy loans, investment income on floating rate securities backing floating rate debt, investment income on index-linked securities which support claim reserves that provide for index-linked claim payments, variances to plan for asset levels and specified portions of miscellaneous net investment income, and includes investment income related to investments managed by Unum supporting reserves related to a block of individual disability business assumed through a modified coinsurance agreement.

(8)	Avoided losses are calculated by multiplying an industry standard weighted default rate by Unum’s total credit exposure and comparing to Unum’s actual investment losses.

(9)	Market composite consists of comparing the average of three targets: (1) credit spreads on purchases to a specified benchmark, (2) yields on purchases to a specified benchmark, and (3) realized investment losses to a specified peer group.

Each performance target has been selected because the Committee believes it is an appropriate driver of long-term shareholder value:

—	The growth and competitiveness of the company are measured using sales and earned premium targets;

—	Profitability achievement is measured using after-tax operating income for Unum Group and pre-tax operating income for Unum US, Colonial Life and Unum UK;

—	The balance of profitability and capital management effectiveness is measured using return on equity; and

—	Effective and efficient customer service is measured using the service and operating expense ratio targets.

A business area performance composite measure is also included in our annual incentive targets to better align our corporate staff functions, which provide support to each of our business units, with the results generated in those units.

Depending on their role in the company, our NEOs’ annual incentive awards are tied in various ways to the performance of Unum Group and its business units. The annual incentive awards of Messrs. Watjen, McKenney and McCarthy are based entirely on Unum Group performance. For Mr. Horn, 25% of his award is based on Unum Group performance and 75% is based on Colonial Life performance. For Ms. Farrell, 25% of her award is based on Unum Group performance and 75% is based on Investments performance.

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Compensation Discussion and Analysis

Long-Term Incentive Targets

Prior to 2014, the calculation of long-term incentive grants made in that year included a corporate achievement factor based on the prior year’s performance. Beginning in 2014, as a result of the move to the use of performance share units (PSUs) with vesting based on prospective three-year corporate performance goals, we no longer use a one-year corporate performance multiplier in calculating the amount of the long-term incentive award. However, achievement of a corporate performance threshold must continue to be met before any award may be granted, as described on page 44.

The Committee established performance targets as part of our long-term incentive program. The following table outlines these targets for long-term incentives awarded in 2013 (for 2012 performance), how each target represents a driver of shareholder value and how the company performance against those targets.

2013 LONG-TERM INCENTIVE FOR 2012 PERFORMANCE AWARD TARGETS ($s in millions)
Corporate Performance Factors	Driver of Shareholder Value	Component Weighting
Unum Group			Threshold(1)	Target	Maximum	Actual
After-tax operating earnings	Profitability	40%	$721.9	$902.4	$1,037.8	$887.5
Return on equity	Profitability/Capital Management	40%	9.91%	12.38%	14.24%	12.26%
Operating Revenue	Long-Term Growth	20%	$9,362.3	$10,402.6	$11,963.0	$10,459.2

(1)	At the threshold and below, there is no payout for a performance measure. At the maximum, the payout would be 200% for that performance measure. However, the overall maximum payout for the long-term incentive plan is 150%.

The Committee believes these performance targets represent long-term drivers of shareholder value:

—	Value creation is measured on the basis of growth, profitability and effective capital management;

—	Long-term growth is measured using overall company revenue as the target;

—	Profitability achievement is measured using after-tax operating earnings; and

—	The balance of profitability and capital management effectiveness is measured using return on equity.

For our long-term incentive program, all of our NEOs’ awards are based on the long-term performance targets of Unum Group.

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 Compensation Discussion and Analysis

Mr. Watjen was the only NEO to receive PSUs in 2013. The PSUs will vest based on the achievement of three-year, prospective (2013-2015) average earnings per share and average return on equity goals, and the achievement will be modified (+/-20%) based on our total shareholder return relative to 10 members of our Proxy Peer Group. These 10 companies (AFLAC, Assurant, Hartford Financial, Lincoln Financial, MetLife, Principal Financial, Protective Life, Prudential Financial, Stancorp, and Torchmark) were selected because they are considered to be direct business competitors of Unum. The table below outlines the three-year performance targets established by the Committee for Mr. Watjen’s PSU grant.

TARGETS FOR PERFORMANCE SHARE UNITS GRANTED IN 2013
Corporate Performance Factors	Driver of Shareholder Value	Component Weighting	Threshold	Target	Maximum
Average 3-year return on equity (2013-2015)	Profitability/Capital Management	50%	8.56%	11.41%	13.12%
Average 3-year after-tax EPS (2013-2015)	Profitability	50%	$2.66	$3.55	$4.08
Relative Total Shareholder Return (TSR)		Modifier	-20% @ P35	0 @ P50	+20% @ P75

Items Excluded When Determining Company Performance

When setting the performance measures and weightings for 2013, the Committee determined that certain items not included in the 2013 financial plan would be excluded from the calculation of the company’s performance, for purposes of both the annual and long-term incentive plans, should they occur. The Committee believes it is appropriate to exclude these items because they are either unusual or infrequent in nature, do not directly reflect company or management performance, or could serve as a disincentive to decisions which are in the best interest of the company and shareholders. These items were:

—	Unplanned adjustments resulting from accounting policy changes, legal or regulatory rule or law changes;

—	The impact of any unplanned acquisitions, divestitures, or block reinsurance transactions;

—	Unplanned adjustments to the Closed Block of business;

—	The effect of any unplanned regulatory, legal or tax settlements;

—	The effect of unplanned changes to strategic asset allocation;

—	Unplanned debt issuance, repurchasing or retirement; or stock repurchase or issuance;

—	The effect of differences between actual currency exchange rates versus exchange rates assumed in the financial plan;

—	Unplanned fees or assessments, including tax assessments, from new legislation; and

—	The effect on revenue from unplanned variances from floating rate securities and index-linked securities.

The Committee adjusted targets for the impact of the following items on our 2013 financial results that were not included in the 2013 financial plan from which the targets were initially derived:

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—	The effect of differences between actual stock repurchase versus the amount assumed in the financial plan; and

—	The effect of differences between actual foreign currency rates versus exchange rates assumed in the financial plan.

Each year, the Committee undertakes an overall assessment of the results while also maintaining the discretion to make final pool adjustments. Any adjustments are based on a review of the actual achievement for each performance measure compared to the targets listed on pages 45 and 47, as well as a qualitative assessment of results. For 2013, the Committee made minor adjustments to each business unit’s performance based on qualitative factors which slightly reduced the aggregate payout (less than 1%). The resulting plan achievement levels for 2013 and 2012 are shown in the accompanying table.

PLAN ACHIEVEMENT LEVELS
Plan	2013	2012
Unum Group	111%	95%
Unum US	103%	105%
Unum UK	110%	65%
Colonial Life	105%	95%
Investments	109%	105%

The resulting plan achievement levels for 2013 and 2012 were used in calculations for annual and long-term incentive awards described in the “Compensation Decisions” section below.

Performance-Contingent Adjustments to CEO Incentive Targets

Mr. Watjen’s annual and long-term incentive targets for 2012 and 2013 were subject to adjustment based upon the company’s 1- and 3-year TSRs at year-end relative to peer companies. If the company’s TSRs exceeded the medians of the comparable TSRs of the Proxy Peer Group, his annual and long-term incentive targets would be 200% and $6 million, respectively. If the company’s TSRs did not exceed the medians of the comparable TSRs of the Proxy Peer Group, his annual and long-term incentive targets would be 150% and $5 million, respectively. The company fell short of these goals for 2012 and 2013; therefore, the lower targets were applied in calculating Mr. Watjen’s incentive compensation as outlined beginning on pages 51 and 53.

The following chart depicts how Mr. Watjen’s annual and long-term incentive awards in 2013 were calculated. The awards included performance hurdles which had to be met for either annual incentive awards or long-term incentive awards to be made, as well as additional hurdles to determine his annual and long-term incentive targets and a third set of hurdles to determine the size of the annual and long-term incentive awards. Additionally, for the 50% of his long-term incentive grant which was paid in PSUs, there are additional hurdles (i.e., three-year goals with a TSR modifier) which will determine the amount of vesting, if any.

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 Compensation Discussion and Analysis

* The Summary Compensation Table is on page 62.

Compensation Decisions

Annual Base Salary

Salaries for our NEOs are established based on their position, skills, experience, responsibility and performance. Competitiveness of salary levels is assessed annually relative to the approximate median of salaries in the marketplace using the sources noted above beginning on page 38 for similar executive positions. Increases may be considered for factors such as changes in responsibilities, individual performance and/or changes in the competitive marketplace.

At its February 2013 meeting, the Committee approved the following changes to base salary for NEOs, effective March 1, 2013: Mr. Watjen $1,122,000 (2.0%); Mr. McKenney $700,000 (2.7%); Mr. McCarthy

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$630,000 (2.4%); Mr. Horn $500,000 (1.5%); and Ms. Farrell $415,000 (2.2%). For a discussion of 2014 salary adjustments, see “2014 Compensation Decisions” on page 55.

Annual Incentive Awards

Our annual incentive awards reward performance based on the achievement of both company and individual performance, which the Committee believes aligns compensation with the objectives of shareholders. The Annual Incentive Plan, under which 2013 annual incentive awards were granted, includes:

—	Eligibility for all non-sales employees to receive an annual incentive;

—	An Executive Officer Incentive Plan in which our NEOs participate; and

—

An objective performance target of $250 million of statutory after-tax operating earnings for the fiscal performance year that provides funding for incentive payments. This goal must be achieved before participants are eligible to receive an award. If the goal is not achieved, the plan is not funded.

The decision making process to determine 2013 annual incentive awards was as follows:

(1)	The Committee exercises discretion as to the final percentage considering all performance factors, including, but not limited to, the quality of financial results. For details on adjustments for 2013, see page 49.

(2)	Individual performance may range from 0% to 125%.

Once it was determined that the performance threshold had been met, specific awards for our NEOs were arrived at by:

—

Individual annual incentive targets, which were set in early 2013 as a percentage of each individual’s base salary. In establishing the target, the Committee considers market data from the appropriate peer group as well as each individual’s target relative to other NEOs, given their respective levels of responsibility. The annual incentive targets for Mr. Watjen were subject to adjustment as described above on page 49;

—

Calculating company and business unit performance percentages by comparing actual results to the performance targets listed on page 45 (the Committee may also take into account other factors, including economic considerations as well as non-financial goals);

—	Establishing an individual performance percentage (from 0% to 125%) using the individual assessment process described beginning on page 40; and

—	Multiplying company and business unit performance by individual performance and the NEO’s annual incentive target. The “qualified performance-based compensation” exemption under Section 162(m)

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 Compensation Discussion and Analysis

of the Code requires that a maximum individual award be established. The maximum award that an individual may receive under the Annual Incentive Plan is $8 million.

The table below describes the annual incentive awards made by the Committee to our NEOs for 2013 performance. For a discussion of 2014 annual incentive award targets, see “2014 Compensation Decisions” on page 55.

ANNUAL INCENTIVE PAID IN 2014 (for 2013 performance)

Executive	2013 Incentive Target (%)		Eligible Earnings ($)		Company Performance (%)		Individual Performance (%)		2013 Annual Incentive Paid ($)
Mr. Watjen(1)(2)	150%	X	$1,118,277	X	111.0%	X	115%	=	$2,141,221
Mr. McKenney(2)	100%	X	696,869	X	111.0%	X	115%	=	889,553
Mr. McCarthy(2)	100%	X	627,462	X	111.0%	X	125%	=	870,604
Mr. Horn(3)	80%	X	498,731	X	106.5%	X	110%	=	467,411
Ms. Farrell(4)(5)	116.96%	X	417,131	X	109.5%	X	105%	=	560,922

(1)	Mr. Watjen’s annual incentive target for 2013 was reduced from 200% to 150%, as described on page 49, because the company’s 3-year TSR for the period ending December 31, 2013 did not exceed the median of the comparable TSRs of the Proxy Peer Group.

(2)	Company performance for Messrs. Watjen, McKenney and McCarthy was based on Unum Group achievement of 111%.

(3)	Company performance for Mr. Horn was weighted with 75% based on Colonial Life and 25% based on Unum Group performance. Colonial Life achievement was 105% and Unum Group achievement was 111%, which when weighted, resulted in an achievement of 106.5%.

(4)	Company performance for Ms. Farrell was weighted with 75% based on Investments and 25% based on Unum Group performance. Investments achievement was 109% and Unum Group achievement was 111%, which when weighted, resulted in an achievement of 109.5%.

(5)	Ms. Farrell’s incentive target was increased from 115% to 120% upon her promotion to Executive Vice President in August 2013. Therefore, the 2013 annual incentive target was prorated (rounded to two decimal places) based on her time in each position.

Long-Term Incentive Awards

Our long-term incentive plan aligns the long-term interests of management and shareholders by tying a substantial portion of executive compensation directly to the company’s stock price. For awards granted in 2013, the mix of the CEO’s award was 50% performance-based restricted stock units (PBRSUs) and 50% performance share units (PSUs), while other NEOs received 75% PBRSUs and 25% stock options (with the exception of Ms. Farrell who received 100% PBRSUs). The PBRSUs and stock options vest ratably over three years while the PSUs vest based upon the achievement of three-year, prospective (2013-2015) average earnings per share and average return on equity goals, modified (+/-20%) based on Unum’s relative total shareholder return as described above. Beginning with the February 2014 grant, the CEO long-term incentive awards continued to be a mix of 50% PBRSUs and 50% PSUs, while the other

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NEOs received 75% PBRSUs and 25% PSUs. PSUs granted in February 2014 will vest based upon the achievement of three-year, prospective goals (2014-2016), modified by relative total shareholder return.

All long-term incentive awards are granted under the Stock Incentive Plan of 2012. Our long-term incentive award mix is based on a review of peer practices and ensures that a portion of each executive’s compensation is tied to the increase of our stock price over the long term.

PBRSUs, which are valued in terms of company stock, do not include any actual stock issued at the time of grant. Instead, company stock is issued only when the grant is settled. During the restricted period, dividends are not paid in the form of cash but rather as additional PBRSUs. In addition, there are no shareholder voting rights unless and until the award is settled in shares.

PSUs are notional units that will track the value of our share price over the three-year performance period, and will vest based upon the achievement of predetermined performance metrics. Dividend equivalents accrue during the three-year performance period and will vest with the underlying shares, as applicable.

The decision-making process to determine long-term incentive awards granted in 2013 was as follows:

(1)	The Committee exercises discretion as to the final percentage considering all performance factors, including, but not limited to, the quality of financial results.

(2)	Individual performance may range from 0% to 125%.

As outlined in the diagram above, once it was determined that the performance threshold had been met, the long-term incentive awards for our NEOs (based on 2012 performance) were determined by:

—

Individual long-term incentive targets, which were set in early 2012 by considering the market data from the appropriate comparator group (as described beginning on page 38) as well as each individual’s target relative to other NEOs, given their respective levels of responsibility. The long-term incentive targets are set as a dollar amount for Mr. Watjen and as a percentage of base salary for other NEOs. The long-term incentive targets for Mr. Watjen were also subject to adjustment as described above on page 49;

—

Calculating company and business unit performance percentages by comparing actual results to the performance targets listed on page 47. The Committee may also take into account other factors, including economic considerations as well as non-financial goals;

—	Establishing an individual performance percentage (from 0% to 125%) using the individual assessment process described beginning on page 40; and

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 Compensation Discussion and Analysis

—	Multiplying company and business unit performance by individual performance and the NEO’s long- term incentive target. The maximum award that each NEO could receive for 2013 grants was 300% of target.

Once the long-term incentive award value was determined, it was delivered as described below:

—	The CEO’s 2013 long-term incentive award was divided evenly between performance-based restricted stock units (50%) and performance share units (50%);

—	The 2013 long-term incentive awards for all other NEOs were granted as 75% performance-based restricted stock units and 25% stock options (except Ms. Farrell, who received 100% PBRSUs); and

—

The performance-based restricted stock unit and stock option awards vest based on each NEO’s continued service over a three-year period. The CEO’s performance share units vest based on the achievement of prospective three year goals (2013-2015) for return on equity and earnings per share, modified by relative total shareholder return as described above.

In February 2013, the Committee approved grants of performance-based restricted stock units, performance share units and stock options, as applicable, for the NEOs as outlined below. For a discussion of 2014 long-term incentive award targets, see “2014 Compensation Decisions” on page 55.

LONG-TERM INCENTIVE GRANTED IN 2013 (Based on Performance in 2012)

Executive	2012 Long-Term Incentive Target		Company Performance		Individual Performance		2012 Long-Term Incentive Granted(2)
Mr. Watjen(1)	$5,000,000	X	95%	X	115%	=	$5,462,500
Mr. McKenney	1,363,000	X	95%	X	120%	=	1,553,820
Mr. McCarthy	1,230,000	X	95%	X	125%	=	1,460,625
Mr. Horn	492,500	X	95%	X	90%	=	421,088
Ms . Farrell	406,000	X	95%	X	110%	=	424,270
(1)	Mr. Watjen’s target is set as a dollar amount vs. a percentage of salary for the other NEOs. Mr. Watjen’s 2012 long- term incentive target was reduced from $6 million to $5 million, as described on page 49, because the company’s 1- and 3-year TSR for the period ended December 31, 2012 did not exceed the median of the comparable TSRs of the Proxy Peer Group.

(2)	The 2012 long-term incentive was granted in February 2013 based on performance in 2012. The grant date fair value of the long-term incentive grant (as reported in the Summary Compensation Table on page 62) differs slightly based on the rounding of shares and the valuation of the PSUs based on the Monte Carlo valuation:

Executive	Grant Date Fair Value	Performance Share Units Granted (Feb. 2013)	Restricted Stock Units Granted (Feb. 2013)	Stock Options Granted (Feb. 2013)

Mr. Watjen	$5,609,489	113,945	113,944	-
Mr. McKenney	1,553,813	-	48,056	39,760
Mr. McCarthy	1,460,624	-	45,174	37,375
Mr. Horn	421,080	-	13,023	10,775
Ms. Farrell	424,278	-	17,496	-

Of the 50% portion of Mr. Watjen’s long-term incentive award that was paid in performance-based restricted stock units, 50% will be settled in stock and 50% will be settled in cash upon vesting. This change was made in February 2010 by the Committee to reflect the fact that Mr. Watjen had a very significant ownership position in the company and it was in the best interest of the company to reduce the amount of additional equity issued.

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2014 Compensation Decisions

At its February 2014 meeting, the Committee made decisions with respect to our NEOs’ base salaries as well as annual and long-term incentive targets for each of the NEOs for 2014 as outlined below.

After consideration of company and individual performance during 2013, each executive’s responsibilities, tenure and market data, the Committee approved the following base salaries for the NEOs effective March 1, 2014: Mr. Watjen $1,150,000 (2.5%); Mr. McKenney $715,000 (2.1%); Mr. Horn $515,000 (3.0%); and Ms. Farrell $435,625 (2.5%). Mr. McCarthy was not given an increase due to his retirement on March 31, 2014.

Based on its review of Proxy Peer Group data provided by its consultant, the Committee set Mr. Watjen’s annual incentive target for 2014 at 200% and his long-term incentive target at $6 million and determined that these targets will no longer be subject to adjustment based on the company’s 1- and 3-year TSRs relative to the medians of the comparable TSRs of the Proxy Peer Group. These decisions were based on consideration of the following:

—	Mr. Watjen’s targeted total direct compensation compared with peers (as described in their 2013 proxy statements):

o	The Committee philosophy is to target the approximate median of peers. The lower targets were at the 44th percentile, or 11% below the median; and

o	Given Mr. Watjen’s tenure and consistent performance, the Committee believes the new targets, which are at the 53rd percentile, or 7% above the median, are more appropriate;

—

At the time the relative TSR hurdles were added, there was no TSR component in Mr. Watjen’s compensation. However, 50% of his long-term incentive award is now paid in the form of performance share units, which are tied to three-year prospective performance goals with a relative TSR modifier; and

—	The company’s consistent performance during 2013 (1-year TSR of 71.8%) and over the past several years, especially during a difficult financial environment.

For the remaining NEOs, the targets were set based on consideration of each NEO’s current target, the approximate median of the appropriate comparator group and each individual’s target relative to other NEOs, given their respective levels of responsibility.

The 2014 annual incentive targets were set as follows: Mr. McKenney 100% (no change); Mr. McCarthy 100% (no change); Mr. Horn 80% (no change); and Ms. Farrell 120% (no change). In accordance with the terms of the Annual Incentive Plan, Mr. McCarthy will be eligible for a prorated payout for 2014 based on his retirement date of March 31, 2014.

Long-term incentive targets for 2014 were set as follows: Mr. McKenney 200% (no change); Mr. McCarthy (not applicable given his retirement on March 31, 2014); Mr. Horn 110% (increased from 100%); and Ms. Farrell 100% (no change).

Retirement and Workplace Benefits

We provide a benefits package for employees, including all NEOs, and their dependents, portions of which are paid for, in whole or in part, by the employee.

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 Compensation Discussion and Analysis

Among the retirement benefits we offer are:

—

Pension plans. We sponsor a tax-qualified defined benefit pension plan, and a non-qualified defined benefit pension plan for employees whose benefits under the tax-qualified plans are limited by the Internal Revenue Service (IRS). Base pay and annual incentives are counted toward the defined benefit pension plans, but long-term incentives are not. Since 2000, the CEO also has participated in the Unum Group Senior Executive Retirement Plan (the SERP) and is the only active employee covered under the SERP. During 2013, we amended the terms of our defined benefit pension plans (tax-qualified and non-qualified) and the SERP to freeze the further accrual of retirement benefits provided under those plans as of December 31, 2013. For a more complete description of pension benefits for our NEOs, see page 69.

—

401(k). We provide a tax-qualified 401(k) retirement plan for all regular U.S. employees who are scheduled to work at least 1,000 hours per year, and, effective January 1, 2014, a non-qualified 401(k) plan for employees whose benefits under the tax qualified plans are limited by the IRS. Base pay and annual incentives are counted toward 401(k) plans but long-term incentives are not. Unum provides up to a 4% (5% effective January 1, 2014) company match for those employees who contribute to these plans and have completed one year of service.

—

Defined Contribution. Beginning January 1, 2014, within our existing tax-qualified 401(k) plan, we offer new defined contribution plans that replace our defined benefit pension plans which were frozen as to further accruals as of December 31, 2013, as described above. These include a non- contributory tax-qualified defined contribution plan for all regular U.S. employees who are scheduled to work at least 1,000 hours per year, and a non-qualified defined contribution plan for employees whose benefits under the tax qualified plans are limited by the IRS. Base pay and annual incentives are counted towards these defined contribution plans but long-term incentive awards are not. Unum provides a 4.5% company contribution for those employees who have completed one year of service. In addition, for employees who meet specific age and service requirements, a company “transition contribution” of 3.5% is made on all earnings, with an additional 3.5% transition contribution for earnings above $70,000. The transition contributions are being provided to eligible employees to more closely track the means by which benefits were accrued under the frozen defined benefit plans, for the benefit of those employees who, due to their age and years of service, would not have the same opportunity to adjust to the new defined contribution plan as other employees. Transition contributions will be made to active eligible employees until December 31, 2020.

The workplace benefits we offer include: life, health, dental, vision and disability insurance; dependent and healthcare reimbursement accounts; tuition reimbursement; an employee stock purchase plan; paid time off; holidays; and a matching gifts program for charitable contributions.

In April 2000, we purchased corporate owned life insurance (COLI) on all officers who gave their approval. In the event of a covered officer’s death while still employed, we will provide a death benefit to the officer’s beneficiary in the amount of $200,000. Of the NEOs, Messrs. Horn and McKenney and Ms. Farrell were not employees of the company at that time, and therefore are not covered under a COLI policy.

Perquisites and Other Personal Benefits

We provide a limited number of perquisites, which are described below:

—	One of our largest employee locations is in Tennessee, which has no state income tax. Due to the frequency of travel between our corporate offices and other locations, employees often incur

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non-resident state taxes in multiple states. Therefore, when any employee travels to other company locations outside of their primary state of employment and incurs state income tax based on another state’s law, we provide a tax gross-up for the non-resident state taxes.

—

While corporate policy would entitle Mr. Watjen to a company-paid benefit of up to 40 hours of personal use of the corporate aircraft, he has voluntarily elected to discontinue this company-paid benefit. In addition, he has entered into a time-sharing agreement where he reimburses the company for the costs of the aircraft for personal use. During 2013, he made payments to the company of $60,734 for 22.1 hours of personal usage. This amount has not been included in the Summary Compensation Table because there is no incremental cost to the company.

—

A tax gross-up is provided to employees who incur income on company-sponsored events where attendance is expected. We host a limited number of events each year to recognize the contributions of various employees. These functions serve specific business purposes, and in some cases the attendance of an NEO and his or her spouse or guest is expected. If so, we attribute income to the NEO for these costs when required under Internal Revenue Service regulations. For more information, see the All Other Compensation table on page 63.

Compensation Contracts and Agreements

We have the following compensation contracts and agreements with NEOs.

Employment Agreements

Mr. Watjen is the only NEO covered under an employment agreement. At his request, effective December 30, 2013, the agreement was amended and restated primarily to freeze the further accrual of his retirement benefit under the SERP. Additional changes to his agreement, including the elimination of Section 280G excise tax gross-up provisions, are described on page 35. The agreement currently extends through December 30, 2015, and is subject to automatic one-year extensions unless either party gives the required notice of its intention not to renew. Under the agreement, Mr. Watjen is entitled to the following compensation:

—	Base salary of $1,122,000;

—	Target annual incentive of no less than 150% of his base salary, excluding any special or supplemental bonuses that may be awarded;

—	Eligibility for annual equity grants and/or cash-based awards as determined by the Committee;

—	Participation in all savings, retirement, health and welfare benefit programs generally available to our other senior executive officers;

—

A minimum annual retirement benefit equal to 2.5% of Mr. Watjen’s final average earnings multiplied by his years of service, which benefit was frozen as to further accruals as of December 31, 2013 (see pages 34 and 35 for additional details); and

—

Post-retirement welfare benefit coverage for a period of three years following the date of termination in the event of termination by the company without cause or by Mr. Watjen for good reason within certain change in control periods, and for a period of two years if such terminations occur outside of these change in control periods.

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 Compensation Discussion and Analysis

The agreement further stipulates that Mr. Watjen would be prohibited from using or divulging confidential information and from competing with us or soliciting any officer at the level of vice president or above for a period of 18 months after his termination. These non-competition and non-solicitation covenants would be terminated upon a change in control.

Mr. Watjen also entered into an aircraft time-sharing agreement with the company in 2007. Details about that agreement can be found in the Perquisites and Other Personal Benefits section beginning on page 56.

Severance Benefits

The company provides severance benefits to all employees in the event of involuntary termination, other than for death, disability or cause. Mr. Watjen’s severance benefits are provided under his employment agreement and are outlined beginning on page 74. The remaining NEOs are covered under our Separation Pay Plan for Executive Vice Presidents. In general, we provide severance in order to give our employees competitive benefits with respect to the possibility of an involuntary termination of their employment.

When termination of employment is accompanied by severance payments, the former executive is required to release all claims he or she may have against us. The release contains restrictions on the former executive with respect to confidentiality, solicitation of company employees, competition, and disparagement. We also agree to indemnify the former executive for certain actions taken on our behalf during his or her employment.

Change in Control Severance Agreements

Each of the NEOs, other than Mr. Watjen, is covered by a change in control severance agreement with the company. These agreements provide an enhanced severance benefit in the event of a termination following a change in control. This ensures that shareholders have the benefit of our NEOs’ focused attention during the critical time before and after a major corporate transaction despite the uncertainty with respect to their future employment. Details about these agreements can be found in the “Terminations Related to a Change in Control” section beginning on page 74.

While some of these agreements include a modified excise tax gross-up provision, the company decided in May 2010 not to enter into any new or materially amended agreements with executive officers that provide for excise tax gross-up provisions with respect to payments contingent upon a change in control. Given Ms. Farrell’s employment date of April 2011, she does not have an excise gross-up provision in her agreement.

Change in control benefits are available to Mr. Watjen under the terms of his employment agreement.

Other Contracts

The Company also entered into an agreement with Mr. McCarthy to provide consulting services upon his retirement until the end of 2014. The agreement provides for Mr. McCarthy to advise the company on business projects where his knowledge and expertise would be needed and add value. In return for his services, a consulting fee of $300 per hour will be provided to Mr. McCarthy. He is not expected to work more than 300 total hours during this timeframe.

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Compensation Policies and Practices

Equity Grant Practices

Equity grants awarded under the long-term incentive program are approved at the February meeting of the Committee, which typically occurs two to three weeks after the company’s annual earnings are released to the public. The date the equity grant is approved is considered the grant date and is also the date upon which the stock price is based.

Stock Ownership and Retention Requirements

Ensuring that senior officers have a significant ownership stake in the company aligns the long-term interests of management and shareholders and promotes a culture of ownership. We require certain senior officers, including each NEO, to:

—	Hold a multiple of the officer’s base salary in Unum shares throughout employment; and

—

Retain a fixed percentage of the net shares (shares after the payment of taxes and the costs of exercise and commissions) received as compensation for a specified period of time. These retention requirements apply to shares acquired upon the exercise of options and the vesting of performance-based restricted stock units and performance share units. Exceptions to this requirement may be made only by the Board of Directors.

The following table presents the stock ownership and retention requirements for our NEOs. Newly promoted or newly hired senior officers have five years to achieve the ownership requirement. Not meeting the requirements may impact future equity grants. All of our NEOs exceeded the requirements as of December 31, 2013.

STOCK OWNERSHIP AND RETENTION REQUIREMENTS (as of December 31, 2013)
				Ownership		Retention
				as % of Salary		Requirements
	Common	Restricted	Total Current			Retention	Holding
Executive	Stock (1)	Stock Units(2)	Ownership	Owned	Required	%(3)	Period (4)
Mr. Watjen	$18,574,299	$5,779,781	$24,354,080	21.7x	6x	75%	3 years
Mr. McKenney	4,112,779	3,185,860	7,298,639	10.4x	3x	60%	1 year
Mr. McCarthy	3,583,212	2,972,223	6,555,435	10.4x	3x	60%	1 year
Mr. Horn	3,619,379	1,048,261	4,667,640	9.3x	3x	60%	1 year
Ms. Farrell	426,924	1,214,820	1,641,744	3.9x	3x	60%	1 year
(1)	Amount includes shares held in certificate form, brokerage accounts and 401(k) accounts. Shares were valued using a closing stock price of $35.08 on December 31, 2013, the last trading day of the year.

(2)	Shares/units were valued using a closing stock price of $35.08 on December 31, 2013, the last trading day of the year. Performance-based restricted stock units vest over three years (see the Vesting Schedule for Unvested Restricted Stock Units table on page 67 for vesting schedule).

(3)	Retention percentage is the net percentage of shares to be held after the payment of taxes and the costs of exercise and commissions. Retention requirements apply to shares acquired upon the exercise of options and the vesting of performance-based restricted stock units and performance share units.

(4)	After this holding period, the officer would then be able to sell the shares as long as his or her ownership requirement is met or would be reached in the time period allotted.

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 Compensation Discussion and Analysis

Hedging and Insider Trading Policies

We have a policy that no director or executive officer, which includes our NEOs, may purchase or sell options, puts, calls, straddles, equity swaps or other derivatives that are directly linked to our stock.

In addition, our insider trading policy prohibits directors, executive officers (including NEOs) and employees from buying or selling our stock while in possession of material nonpublic information about the company and from conveying any such information to others. Under this policy, additional trading restrictions apply to the NEOs and other “corporate insiders,” who are generally permitted to buy or sell our stock only during predetermined window periods following earnings announcements, and only after they have pre-cleared the transactions with our General Counsel or his designee. Also under this policy, no corporate insider may make “short sales” of our stock, and no director or executive officer may pledge our stock as security for a loan.

Recoupment Policy

If the company makes a material restatement of its financial results, then the Board will, to the extent permitted by applicable law, seek recoupment of performance-based compensation paid to certain senior officers if it determines that:

—	The senior officer has committed or engaged in fraud or willful misconduct that resulted, either directly or indirectly, in the need to make such restatement; and

—	Such performance-based compensation paid or awarded to the senior officer would have been a lesser amount if calculated using the restated financial results.

The amount of performance-based compensation to be recouped will be determined by the Board after taking into account the relevant facts and circumstances. Performance-based compensation includes annual cash incentive awards, bonuses and all forms of equity compensation. The company’s right to recoup compensation is in addition to other remedies that may be available to us under applicable law.

The Dodd-Frank Act, which contemplates an expansion of the reach of recoupment policies, was enacted into law in July 2010. Once the Securities and Exchange Commission provides rules and administrative guidance on requirements of this legislation, the Committee will review the rules and implement any necessary changes to our current recoupment policy at that time.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally places a limit of $1 million per year on the amount of deductible compensation paid to all named executive officers other than the CFO, unless the compensation satisfies the “qualified performance-based compensation” exception to Section 162(m).

The current annual incentive payout and long-term incentive grants are intended to be deductible under Section 162(m). From time to time, the Committee may, in its sole discretion, pay compensation that is not deductible under Section 162(m) if it determines that paying such compensation is needed in order to attract, retain or provide incentive to our NEOs, or is otherwise desirable, and it is possible that compensation intended to qualify for the “qualified performance-based compensation” exception does not so qualify.

We account for stock-based payments under the requirements of ASC Topic 718. A complete discussion of the assumptions made as well as the financial impact of this type of compensation can be found in

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Compensation Discussion and Analysis

Notes 1 and 11 of the Consolidated Financial Statements in Part II, Item 8 of our 2013 10-K. Each year, the company provides a report to the Committee of the expense for stock-based payments. Additionally, in the event the Committee is considering new equity-based compensation programs or changes to existing programs, the accounting implications of the program or change are presented and discussed as part of the decision process.

The Human Capital Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Kevin T. Kabat, Chair

Thomas Kinser

A.S. (Pat) MacMillan, Jr.

Edward J. Muhl

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2013 Summary Compensation Table

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compen- sation ($)		Change in Pension Value & Non- qualified Deferred Compen- sation Earnings ($)		All Other Compen- sation ($)		Total ($)
Thomas R. Watjen
President and Chief Executive Officer, and a Director	2013	$1,118,277	–	$5,609,489	(1)	–		$2,141,221	(4)	$144,000	(5)	$99,933	(7)	$9,112,920
	2012	1,100,000	–	5,250,014		1,750,004		1,489,125		4,133,000		89,164		13,811,307
	2011	1,100,000	–	4,352,362		1,450,790		2,000,000		3,244,000		86,551		12,233,703
Richard P. McKenney	2013	696,869	–	1,165,358	(2)	388,455	(3)	889,553	(4)	26,000	(5)	51,413	(7)	3,217,648
Executive Vice President and Chief Financial Officer	2012	678,771	–	1,005,474		335,161		709,316		177,000		74,658		2,980,380
	2011	662,635	–	916,627		305,543		800,132		100,000		39,774		2,824,711
Kevin P. McCarthy
Executive Vice President and Chief Operating Officer	2013	627,462	–	1,095,470	(2)	365,154	(3)	870,604	(4)	4,023	(6)	33,332	(7)	2,996,045
	2012	615,000	–	921,368		307,121		738,000		1,604,312		23,626		4,209,427
	2011	581,846	–	866,045		288,675		774,582		1,071,122		47,674		3,629,944
Randall C. Horn
Executive Vice President, President and Chief Executive Officer, Colonial Life	2013	498,731	–	315,808	(2)	105,272	(3)	467,411	(4)	53,000	(5)	68,180	(7)	1,508,402
	2012	491,260	–	387,026		129,008		336,022		224,000		45,935		1,613,251
	2011	483,423	–	388,303		129,441		319,639		193,000		39,112		1,552,918
Breege A. Farrell
Executive Vice President and Chief Investment Officer	2013	417,131	–	424,278	(2)	–		560,922	(4)	234,000	(5)	17,242	(7)	1,653,573

(1)

The award was comprised of 50% performance share units and 50% performance-based restricted stock units granted to Mr. Watjen on February 21, 2013 for his performance in 2012. The grant date fair value of stock awards for the performance share units was calculated in accordance with FASB ASC Topic 718 – Compensation – Stock Compensation (ASC 718) as the number of units multiplied by the Monte Carlo simulation value of $25.26 on the grant

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Compensation Tables

date. The grant date fair value of stock awards for the performance-based restricted stock units was calculated in accordance with ASC 718 as the number of units multiplied by the closing market price of $23.97 on the grant date. Mr. Watjen’s performance-based restricted stock units will be 50% stock settled and 50% cash settled upon vesting.

(2)	The grant date fair value of stock awards for performance-based restricted stock units on February 20, 2013 was calculated in accordance with ASC 718 as the number of units multiplied by the value of $24.25 on the grant date. This amount represents 75% of the long-term incentive granted to Messrs. McKenney, McCarthy and Horn, and 100% of the long-term incentive granted to Ms. Farrell, for performance in 2012.

(3)	This amount represents 25% of the long-term incentive granted to the named executive on February 20, 2013 for performance in 2012. The weighted average grant date fair value of options granted during 2013, 2012 and 2011 calculated in accordance with ASC 718 was $9.77, $9.78, and $11.73, respectively. We estimated the fair value on the date of grant using the Black-Scholes valuation model. The assumptions used to estimate the fair value of the 2013, 2012 and 2011 grants are set forth in Note 11 of our Consolidated Financial Statements in Part II, Item 8 of our 2013 10-K.

(4)	Amounts reflect the annual incentive awards granted in February 2014 for performance in 2013. These are discussed in further detail beginning on page 51 under the Annual Incentive Awards heading.

(5)	The amounts shown reflect the actuarial increase in present value since December 31, 2012 of the named executive officer’s benefits under all pension plans established by the company. The amounts were determined using interest rate and mortality rate assumptions consistent with those set forth in Note 9 of our Consolidated Financial Statements in Part II, Item 8 of our 2013 10-K, except as otherwise provided in footnote 1 to the Pension Benefits table on page 72.

(6)	For 2013, the change in actuarial present value of accumulated benefits for Mr. McCarthy was a decrease of $175,000. The amount reported in the table for Mr. McCarthy consists of the amount of above-market interest that exceeds 120% of the applicable federal long-term rate prescribed under section 1274(d) of the Internal Revenue Code. During 2013, that amount was $4,023.

(7)	“All Other Compensation” amounts are included within the following table.

2013 ALL OTHER COMPENSATION
	Mr. Watjen	Mr. McKenney	Mr. McCarthy	Mr. Horn	Ms. Farrell
Tax Reimbursement Payments (a)	$8,368	$6,907	$151	$31,562	$101
Employee and Spouse/Guest	37,547	16,633	9,200	36,368	-
Attendance at Company
Business Functions (b)
Total Perquisites	$45,915	$23,540	$9,351	$67,930	$101
Matching Gifts Program(c)	-	$7,500	$7,500	$250	$2,750
Matching Contributions Under	10,200	10,200	10,200	-	10,200
our 401(k) Retirement Plan(d)
Non-Resident State Taxes (e)	43,818	10,173	6,281	-	4,191
Total All Other Compensation	$99,933	$51,413	$33,332	$68,180	$17,242

(a)	The amounts shown in this row represent tax payments made by us on behalf of each named executive officer relating to other items in this table.

(b)	Spouses or guests sometimes accompany the named executive officer at company business functions. When their attendance is expected, a gross up payment is provided. Where applicable, these payments have been included under “Tax Reimbursement Payments.” Additionally, when these trips included travel on the corporate aircraft, the incremental cost was calculated to determine amounts to be included. For purposes of compensation disclosure, the use of company aircraft is valued using an incremental cost that takes into account fuel costs, landing fees, parking, weather monitoring and maintenance fees per hour of flight. Crew travel expenses are included based on the actual amount incurred for a particular trip. Fixed costs that do not change based on usage, such as pilot salaries and depreciation of the aircraft, are excluded.

(c)

Amounts represent matching gifts made on behalf of the named executive officer to qualified non-profit organizations and educational institutions. The Matching Gifts Program is available to all full-time employees and

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 Compensation Tables

non-employee directors and will match eligible gifts from a minimum of $50 to an aggregate maximum gift of $7,500 per employee/non-employee director, per calendar year.

(d)	Matching contributions under our 401(k) Retirement Plan are provided to all eligible employees participating in the plan as described beginning on page 55 in the Retirement and Workplace Benefits section. For each participant who contributed at least 5%, the company matched 4% in 2013.

(e)	Many of our employees are required to travel to other company locations outside of their primary state of employment. While working in a state other than their primary state of employment, employees may be required to pay state income taxes to that state if days worked or earnings exceed an amount specified in state law. When this happens, we pay the state income tax on behalf of the employee and gross up the income amount for FICA and Medicare taxes.

2013 Grants of Plan-Based Awards

GRANTS OF PLAN-BASED AWARDS
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards (Number of Shares of Stock or Units) (#)(5)	All Other Option Awards (Number of Securities Underlying Options) (#)(6)	Exercise or Base Price of Option Awards ($)/SH(7)	Grant Date Fair Value of Stock and Option Awards ($)(8)(9)
Name	Grant Date	Threshold ($)	Target ($)	Max ($ )	Threshold (#)	Target (#)	Max (#)
Mr. Watjen(2)(3)		419,354	1,677,416	3,354,832
	02/21/13							113,944			2,731,238
	02/21/13				45,578	113,945	205,101				2,878,251
Mr. McKenney		174,217	696,869	1,393,738
	02/20/13							48,056			1,165,358
	02/20/13								39,760	24.25	388,455
Mr. McCarthy(2)		156,866	627,462	1,254,924
	02/20/13							45,174			1,095,470
	02/20/13								37,375	24.25	365,154
Mr. Horn		99,746	398,985	797,970
	02/20/13							13,023			315,808
	02/20/13								10,775	24.25	105,272
Ms. Farrell		121,966	487,864	975,728
	02/20/13							17,496			424,278

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Compensation Tables

(1)	These amounts reflect the threshold, target and maximum award under the annual incentive plan. The threshold is the minimum level, which is 25% of the amount shown in the Target column. Target amounts are based on the individuals’ earnings for 2013 and their annual incentive target. The maximum award is 200% of such target.

(2)	Messrs. Watjen’s and McCarthy’s performance-based restricted stock units (PBRSUs) are no longer subject to risk of forfeiture because they meet the age and years of service requirements for retirement eligibility. Their PBRSUs will continue to vest ratably over three years on each anniversary of the grant date. If they were to retire, any unvested PBRSUs would vest immediately upon retirement and the PBRSUs would be distributed no sooner than six months after the retirement date in accordance with Section 409A of the Code.

(3)	As described beginning on page 49, Mr. Watjen’s annual incentive target was determined based on whether both the company’s 1- and 3-year TSRs for the periods ending on December 31, 2013 exceeded the median of the comparable TSRs of our Proxy Peer Group. Because the company’s 3-year TSR did not exceed the median for 2013, his target is shown at $1,677,416 (150%) in the table above instead of $2,236,554 (200%).

(4)	The grant of performance share units (PSUs) ranges from 40% to 180% of target based on the performance and market conditions noted on page 47.

(5)	This grant of performance-based restricted stock units, made on February 20, 2013 for Messrs. McKenney, McCarthy and Horn and Ms. Farrell and on February 21, 2013 for Mr. Watjen, was based on 2012 company and individual performance and vests ratably over three years. These awards were granted under the Stock Incentive Plan of 2012. Details are provided in the Long-Term Incentive Granted in 2013 table on page 54. For Mr. Watjen, 50% of these shares will be stock settled and 50% will be cash settled upon vesting.

(6)	Options were granted on February 20, 2013 based on 2012 company and individual performance and vest ratably over three years. Details are provided in the Long-Term Incentive Granted in 2013 table on page 54.

(7)	The amount shown is the closing market price on February 20, 2013, which is the exercise price of the options.

(8)	The grant date fair value of stock awards for performance-based restricted stock units on February 20, 2013 and February 21, 2013 was calculated as the number of units multiplied by the closing market price of $24.25 and $23.97, respectively, on the grant dates. The grant date fair value of each performance share unit was calculated in accordance with ASC 718 using a Monte Carlo simulation based on historical volatility, risk-free rates of interest and pairwise correlation coefficients.

(9)	The grant date fair value of options granted on February 20, 2013, calculated in accordance with ASC 718, was $9.77. The fair value on the date of grant was estimated using the Black-Scholes valuation model. The following assumptions were used to value the 2013 grant:
(a)	Expected volatility of 52%, based on our historical daily stock prices;
(b)	Expected life of 6.0 years, based on historical average years to exercise;
(c)	Expected dividend yield of 2.14%, based on the dividend rate at the date of grant; and
(d)	Risk-free rate of 1.12%, based on the yield of treasury bonds at the date of grant.

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 Compensation Tables

2013 Outstanding Equity Awards at Fiscal Year-End

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(# Exercisable)	(# Unexercisable)	(#)	($)		(#)	($)	(#)	($)
Mr.	-	-	-	-	-	329,520	11,559,562	-	-
Watjen	331,519	-	-	23.740	2/21/16	-	-	-	-
	239,796	-	-	11.370	2/24/17	-	-	-	-
	153,927	-	-	20.780	2/25/18	-	-	-	-
	82,454	41,228	-	26.290	2/22/19	-	-	-	-
	59,645	119,292		23.350	2/21/20	-	-	-	-
Mr.	-	-	-	-	-	90,817	3,185,860	-	-
McKenney	26,963	-	-	20.780	2/25/18	-	-	-	-
	17,365	8,683	-	26.290	2/22/19	-	-	-	-
	11,423	22,847	-	23.350	2/21/20	-	-	-	-
	-	39,760	-	24.250	2/20/21	-	-	-	-
Mr.	-	-	-	-	-	84,727	2,972,223	-	-
McCarthy	-	8,204	-	26.290	2/22/19	-	-	-	-
	-	20,936	-	23.350	2/21/20	-	-	-	-
	-	37,375	-	24.250	2/20/21	-	-	-	-
Mr. Horn	-	-	-	-	-	29,882	1,048,261	-	-
	29,623	-	-	23.740	2/21/16	-	-	-	-
	33,624	-	-	11.370	2/24/17	-	-	-	-
	15,895	-	-	20.780	2/25/18	-	-	-	-
	7,356	3,679	-	26.290	2/22/19	-	-	-	-
	4,397	8,794	-	23.350	2/21/20	-	-	-	-
	-	10,775	-	24.250	2/20/21	-	-	-	-
Ms. Farrell	-	-	-	-	-	34,630	1,214,820	-	-
(1)	Represents the aggregate value of performance-based restricted stock units (including dividend equivalents) shown in the “Number of Shares or Units of Stock That Have Not Vested” column based on the closing price of $35.08 on December 31, 2013, the last trading day of the year.

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Compensation Tables

Vesting Schedule for Unvested Restricted Stock Units

VESTING SCHEDULE FOR UNVESTED RESTRICTED STOCK UNITS
		Number of Restricted Shares/Units Vesting(1)
Vesting Date	Grant Date	Mr. Watjen(2)	Mr. McKenney	Mr. McCarthy(2)	Mr. Horn	Ms. Farrell
February 20, 2014	2/20/13		16,241	15,267	4,402	5,913
February 21, 2014	2/21/12	77,818	14,906	13,657	5,737	5,518
February 21, 2014	2/21/13	38,509
February 22, 2014	2/22/11	58,336	12,283	11,608	5,204
April 25, 2014	4/25/11					5,855
February 20, 2015	2/20/13		16,241	15,267	4,401	5,913
February 21, 2015	2/21/12	77,841	14,905	13,661	5,737	5,518
February 21, 2015	2/21/13	38,509
February 20, 2016	2/20/13		16,241	15,267	4,401	5,913
February 21, 2016	2/21/13	38,507
Total		329,520	90,817	84,727	29,882	34,630

(1)	These performance-based restricted stock units include dividend equivalents earned through December 31, 2013.

(2)	Messrs. Watjen’s and McCarthy’s performance-based restricted stock unit grants are no longer subject to risk of forfeiture because they meet the age and years of service requirement for retirement eligibility. These grants will continue to vest ratably over three years on each anniversary of the grant date. If Messrs. Watjen or McCarthy were to retire, any unvested performance-based restricted stock units would vest immediately upon retirement and would be distributed no sooner than six months after the retirement date in accordance with Section 409A of the Code.

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 Compensation Tables

2013 Option Exercises and Stock Vested

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards(3)
	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise(2)	Number of Shares Acquired on Vesting(4)	Value Realized on Vesting(5)
Name	(#)	($)	(#)	($)
Mr. Watjen	166,100	1,784,800	205,185	$4,915,947
Mr. McKenney	-	-	39,237	940,682
Mr. McCarthy	134,923	1,687,829	39,762	952,445
Mr. Horn	-	-	18,114	433,715
Ms. Farrell	-	-	11,191	289,009

(1)	A portion of the underlying shares were withheld to cover taxes due upon exercise.
(2)	The amount is calculated as the number of shares acquired multiplied by the market price at the point of exercise less the option exercise/strike price.
(3)	Reflects the performance-based restricted stock units that vested during 2013.
(4)	Includes the total number of unrestricted shares acquired upon the vesting of performance-based restricted stock units. A portion of these shares were withheld to cover taxes due upon vesting.
(5)	The amount calculated includes performance-based restricted stock units acquired multiplied by the closing price on the vesting date.

 68 | Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Unum has provided for post-employment compensation in a number of ways. These are detailed in this section.

Pension Benefits

We maintain three defined benefit plans in the United States (all of which were frozen to further accrual as of December 31, 2013), as defined in the table below:

DEFINED BENEFIT PLANS
Plan Name	Purpose
Unum Group Pension Plan (Qualified Plan)

Provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. The Qualified Plan was designed to provide tax-qualified pension benefits for most employees. During 2013, the terms of the Qualified plan were amended to freeze the further accrual of retirement benefits provided to employees on December 31, 2013. Therefore, no additional pension benefits will accrue to any participant after this date.

Unum Group Supplemental Pension Plan (Excess Plan)

Provides unfunded, non-qualified benefits for compensation that exceeds the IRS limits in the Qualified Plan. During 2013, the terms of the Excess Plan were amended to freeze the further accrual of retirement benefits provided to employees on December 31, 2013. Therefore, no additional supplemental pension benefits will accrue to any participant after this date.

Unum Group Senior Executive Retirement Plan (SERP)

Provides unfunded, non-qualified benefits that are offset by benefits under the Qualified Plan and the Excess Plan. Mr. Watjen is the only active employee covered under the SERP. The SERP supplements the pension benefits that are provided under the Qualified and Excess Plans (as outlined above). In connection with amendments to Mr. Watjen’s employment agreement during 2013, the terms of the SERP were amended to freeze the further accrual of his retirement benefit on December 31, 2013. Therefore, no additional SERP benefits will accrue to Mr. Watjen after this date.

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 Post-Employment Compensation

Plan Descriptions

Following are details of how each of our plan benefits is calculated. These formulas incorporate base pay received in each plan year during which the employee accrues credited service and payments received from the regular annual incentive plan and any field or sales compensation plans. Not included are other bonuses, long-term incentive awards, commissions, prizes, awards or allowances for incidentals.

Qualified Plan

In calculating the basic pension benefits in our Qualified Plan, three criteria are used:

QUALIFIED PLAN CRITERIA
Criteria	Definition
Credited service

A measure of the time individuals are employed at the company. One year of credited service is granted for each plan year in which 1,000 hours of employment are completed. No additional credited service will accrue after December 31, 2013.

Highest average earnings	The average of the highest 5 years of compensation (whether or not consecutive) during the 10 years ending on the earlier of the date of termination of employment or December 31, 2013.
Social Security covered compensation	The average of the taxable wage bases in effect for each calendar year during the 35-year period ending with the last day of the calendar 2013 year.

The basic benefit is provided as an annual single life annuity and is calculated as follows:

(1)	Can range from 3%, if the sum of an employee’s age and years of credited service is less than 30, to 8%, if the sum equals or exceeds 95.
(2)	Equal to 9.0 for retirement at age 65 and increased by 0.2 for each whole year retirement occurs prior to age 65.

All benefits are indexed on the first day of each plan year following the participant’s date of termination using the National Average Wage rate of increase published by the Social Security Administration in the preceding year (minimum of 2.75% and maximum of 5%).

Benefits provided under the Qualified Plan are based on pensionable earnings up to a compensation limit of $255,000 under the Internal Revenue Code. In addition, benefits may not exceed $205,000 (payable as a single life annuity beginning at any age from 62 through Social Security Normal Retirement Age) under the Internal Revenue Code.

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Post-Employment Compensation

Excess Plan

The Excess Plan takes into account pension benefits outside of the current Qualified Plan and is calculated as follows:

Mr. McCarthy was a member of pension plans maintained by our predecessor company, UNUM Corporation, and accrues an additional benefit for his 21 years of service prior to 2000.

SERP

The SERP is provided as a single life annuity beginning on the first day of the month following retirement. The benefit is calculated as follows:

Mr. Watjen is the only NEO covered under the SERP.

Retirement Age

Participants in the pension plans outlined above are eligible to retire as early as age 55. Under the Qualified and Excess Plans, participants may retire early at age 55 with 5 years of vesting service. However, if a participant begins receiving a benefit prior to the normal retirement age of 65, the normal retirement benefit will be reduced based on the applicable early reduction factors defined in the plan.

Under the SERP, Mr. Watjen is eligible for an unreduced pension at age 60, and the amount of his unreduced pension is shown in the Pension Benefits table below. If he terminates employment and commences his benefit prior to age 60, the single life annuity will be reduced by 5% per year.

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 Post-Employment Compensation

Current Value of Pension Benefits

Pension benefits payable to each NEO are summarized in the following table:

PENSION BENEFITS
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
Mr. Watjen	Qualified	19.50	535,000	$ –
	Excess	19.50	6,980,000	–
	SERP	19.50	10,872,000	–
Mr. McKenney	Qualified	4.42	60,000	–
	Excess	4.42	326,000	–
Mr. McCarthy	Qualified	35.00	1,063,000	–
	Excess	35.00	5,192,000	–
Mr. Horn	Qualified	10.00	281,000	–
	Excess	10.00	774,000	–
Ms. Farrell	Qualified	3.00	68,000	–
	Excess	3.00	166,000	–

(1)	The “Present Value of Accumulated Benefits” is based upon a measurement date of December 31, 2013. Accordingly, all calculations utilize credited service and Pensionable Earnings as of the same date. The results shown are estimates only and actual benefits will be based upon data, pay, service, form of benefit elected and age at the time of retirement. The primary assumptions used in the calculations are based on the measurement date per FASB Accounting Standards Codification Topic 715, Compensation – Retirement Benefits assumptions. Specifically, the accumulated benefit value calculations utilize a rate of 5.30% to discount expected future plan benefit payments to the measurement date, an annual increase in Social Security Wage Base of 3.5% to index the Qualified and Excess Plan benefits from the measurement date to commencement date and a post-commencement life expectancy assumption based upon the RP-2000 Combined Healthy Participant Mortality Table projected 5 years past the measurement date with Projection Scale AA. Other assumptions used in the calculations are based on our understanding of the disclosure regulations. In particular, participants are assumed to commence benefits at their unreduced retirement age in each of the plans. That is age 65 in the Qualified and Excess plans and, under the SERP, age 60 for Mr. Watjen. Also, no turnover (e.g., death, disability, termination, retirement) is assumed prior to retirement age.

Lump sum distributions are available under the plan only to vested employees who have a present value of future pension benefits of $10,000 or less. None of the NEOs are eligible for lump sum distributions from the Qualified or Excess Plans, or the SERP. Based on current benefit levels, pension payouts for NEOs will be paid in the form of a monthly annuity.

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Post-Employment Compensation

Nonqualified Deferred Compensation

We do not have any active nonqualified programs that allow for deferrals of compensation by our NEOs. However, Mr. McCarthy does have balances under two inactive plans that did allow for deferrals of compensation. The last year that compensation deferrals occurred under the plans was 2000.

NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last FY $	Registrant Contributions in Last FY $	Aggregate Earnings in Last FY $	Aggregate Withdrawals/ Distributions $	Aggregate Balance at Last FYE $
Mr. Watjen	–	–	–	–	–
Mr. McKenney	–	–	–	–	–
Mr. McCarthy(1)	–	–	33,908	–	174,993
Mr. Horn	–	–	–	–	–
Ms. Farrell	–	–	–	–	–

(1)	Mr. McCarthy has balances under two inactive deferred compensation plans. The first inactive plan (the former UNUM Corporation Deferred Compensation Plan) earned interest at a rate of 6.5%. The interest rate for this plan is set once each year at the rate which is equivalent to the interest rate Unum receives on the Unum America Consolidated Portfolio (consisting of bonds, commercial mortgage loans and preferred stocks). The amount of above-market interest that exceeds 120% of the rate prescribed under section 1274(d) of the Internal Revenue Code has been included in the Change in Pension Value & Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table on page 62. The second inactive plan (a non-qualified 401(k) plan) includes 100% Unum stock to be paid out in cash. The change in market value and dividends earned is included in the Aggregate Earnings in Last FY amount. The value of the balance is included in the Aggregate Balance at Last FYE amounts.

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 Post-Employment Compensation

Other Post-Employment Payments

The discussion below outlines estimated benefits payable to our NEOs under various termination scenarios.

The following terminology will be used throughout the discussion of the various termination scenarios:

DEFINITIONS
Terminology	Descriptions
Termination with cause	One of the following factors is present: the failure to substantially perform duties; the willful engagement in illegal conduct or gross misconduct harmful to the company; or the conviction of a felony (or plea of “guilty” or “no contest”).
Termination without cause	One of the following factors is present: poor performance, other than for misconduct or cause (as defined above); job elimination; job requalification; or the decision to fill the position with a different resource consistent with the direction of the company.
Resignation for good reason	One or more of the following events have preceded the resignation of the named executive officer: assignment to a position inconsistent with his existing position or any other action that diminishes such position; reduction of his base salary or annual incentive target; failure to continue any material employee benefit or compensation plan in which he participates; relocation to an office more than 50 miles from his current location.
Change in control	A change in control occurs when one of the following situations exist: (a) the incumbent directors cease to be a majority for two years; (b) an entity acquires 20% of our voting stock (30% in some instances); (c) we consummate certain transactions such as a merger or disposition of substantially all of our assets; or (d) shareholders approve a plan of liquidation or distribution.

In the event of any termination of employment, all named executive officers would receive benefits to which they are entitled, including unpaid base salary through the date of termination, accrued vacation, and accrued benefits under the retirement plan.

Terminations Related to a Change in Control

As outlined in the Compensation Contracts and Agreements section on page 57, Mr. Watjen has an employment agreement that specifically addresses post-employment payments, including a change in control. The remaining NEOs are covered by change in control severance agreements. In the event of termination upon the occurrence of a change in control, NEOs would receive the following benefits:

—

Three times the sum of his annual base salary and the average annual incentive paid to him in the three years prior to the date of termination for Mr. Watjen; two times base salary and annual incentive (the greater of the current year target or the prior year annual incentive paid) for the remaining NEOs;

—	Prorated annual incentive through the date of termination of employment;

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—	Health and welfare benefits for up to 3 years for Mr. Watjen and up to two years for the remaining NEOs;

—	Payment of all deferred compensation;

—	Outplacement services (20% of base salary, maximum of $50,000);

—	Vesting of equity awards as follows:

o	Grants of performance-based restricted stock units and stock option awards made before December 14, 2011 would vest upon the occurrence of a change in control. A change in control would not trigger the vesting of grants made on or after this date unless a termination of employment for death, disability, involuntary (without cause), or good reason were to occur within two years of the change in control. Upon termination, the stock options would remain exercisable until the earlier of the expiration date or the 90th day after termination of employment. For Messrs. Watjen and McCarthy, who are retirement eligible under the plan, the options would remain exercisable until the earlier of the expiration date or the fifth anniversary of such termination;

—

Grants of performance share units would be deemed earned at target performance and be settled at the earlier of the end of the performance period or a termination of employment due to death, disability, or retirement, by the company without cause or by the executive for good reason within two years after the change in control; and

—

In the event of a change in control and termination, NEOs other than Mr. Watjen and Ms. Farrell may receive a reimbursement for any excise tax owed. If a reduction in the payments by no more than 10% would result in no excise tax being owed, the reduction will occur.

o	For Mr. Watjen and Ms. Farrell, the change in control payments would be reduced if such reduction would result in greater after-tax proceeds to the executive absent such a reduction. Otherwise, the executive officer receives payment of all change in control benefits and is responsible for paying any excise tax imposed on the payment.

Terminations Not Related to a Change in Control

There are instances absent a change in control in which an NEO’s employment may be terminated. The company may terminate for cause or without cause. Additionally, termination of employment may occur upon an NEO’s voluntary resignation, retirement, becoming disabled or dying.

In the event of the death, disability or retirement (if eligible) of an NEO, all of the NEO’s unvested performance-based restricted stock units and stock options would vest and the stock options would remain exercisable until the earlier of the expiration date or, as applicable, the third anniversary of the date of death or the fifth anniversary of the date of retirement. At December 31, 2013, Mr. Watjen’s unvested performance share units would vest on a prorated basis based upon the actual performance at the end of the three-year performance cycle. Messrs. Watjen and McCarthy were eligible for retirement under the terms of the Stock Incentive Plans of 2007 and 2012 and their award agreements. However, to the extent necessary to avoid the imposition of penalty taxes under Internal Revenue Code Section 409A, stock would not be distributed until at least six months after the date of termination.

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 Post-Employment Compensation

NEOs receive additional benefits depending upon the termination scenario as outlined in the table below:

TERMINATION BENEFITS RECEIVED BY CEO AND NEOs UNDER NON-CHANGE IN CONTROL SCENARIOS
Benefits Received	Termination for Cause or Voluntary Resignation	Termination Without Cause or Resignation with Good Reason*	Disability	Death	Retirement
Severance (1)		CEO, NEOs
Prorated Annual Incentive (2)		CEO	CEO, NEOs	CEO, NEOs	CEO, NEOs
Early Vesting of Equity (3)		CEO	CEO, NEOs	CEO, NEOs	If Retirement Eligible
Benefit Continuation (4)		CEO
Outplacement Services (5)		CEO, NEOs
Disability Benefits (6)			CEO, NEOs
Group Life Ins. Benefits (7)				CEO, NEOs
Corporate Owned Life Ins. (7)				CEO, NEOs

*	Mr. Watjen is the only NEO entitled to benefits in the event of a resignation for good reason absent a change in control.

(1)	If Mr. Watjen is terminated without cause or resigns with good reason, he will receive severance of two times the sum of his annual base salary and the average annual incentive paid to him in the two years prior to the date of termination. The amount of severance was reduced as part of the amendments to Mr. Watjen’s employment agreement, effective December 30, 2013, as described on page 35. Other NEOs who are terminated without cause will receive eighteen months of base salary. See the following table for termination benefits related to a change in control.

(2)	Annual incentive will be prorated based on the date of termination of employment. For all NEOs other than Mr. Watjen, the NEO will be eligible for prorated annual incentive in the event of death, disability or retirement only if such termination occurs on or after the last business day in March.

(3)	If Mr. Watjen is terminated without cause or resigns with good reason, his unvested equity awards, with the exception of his performance share units, will accelerate vesting due to his eligibility for retirement under the terms of the award agreements. In the event of his death, disability or retirement or if he is terminated without cause or resigns for good reason, Mr. Watjen would be eligible to receive a prorated portion of the performance share units based on actual performance at the end of the three-year performance cycle, For the remaining NEOs, absent a change in control their unvested equity will accelerate only in the event of death, disability or retirement (if eligible).

(4)	If Mr. Watjen is terminated without cause or resigns with good reason, he will receive health and welfare benefits for up to 2 years.

(5)	Outplacement services are equal to 20% of base salary (maximum of $50,000).

(6)	Monthly benefits from the company’s long-term disability plan until the earlier of age 65 or death.

(7)	Group life insurance benefits are $50,000 for each full-time employee; Corporate owned life insurance benefits as applicable (if Messrs. Watjen and McCarthy are active employees on the date of death, their respective beneficiaries as defined in the policy will receive $200,000).

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Post-Employment Compensation

Termination Payments

Termination payments are provided to NEOs as outlined in the following table and vary with the circumstances under which the termination occurs. In the event of termination as a result of death, payments will be made to the named executive officer’s beneficiary.

All termination scenarios in the table assume a termination date of December 31, 2013. Excluded are amounts received as an annuity under our retirement plans and the “in-the-money” value of vested unexercised stock options held by NEOs since these amounts are not impacted by a termination. The amounts shown in the table also do not include distributions of plan balances under a nonqualified deferred compensation plan. Those amounts are shown in the Nonqualified Deferred Compensation table on page 73.

The amounts in the following table are hypothetical based on the rules of the SEC. Actual payments depend on the circumstances and timing of any termination. The information provided in this table constitutes forward-looking statements for purposes of the Private Litigation Securities Reform Act of 1995.

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Post-Employment Compensation

TERMINATION TABLE
Termination Scenario	Mr. Watjen	Mr. McKenney	Mr. McCarthy	Mr. Horn	Ms. Farrell
Termination for Cause or Voluntary Resignation
Total	$-	$-	$-	$-	$ -
Termination Without Cause or Resignation with Good Reason (CEO)
Severance	$5,804,283	$1,050,000	$945,000	$750,000	$637,500
Prorated Annual Incentive	1,780,142	-	-	-	-
Early Vesting of Equity(1)	13,321,251	-	-	-	-
Benefit Continuation	78,907	-	-	-	-
Outplacement Services	50,000	50,000	50,000	50,000	50,000
Pension Enhancement	-	-	-	-	-
Total	$21,034,583	$1,100,000	$995,000	$800,000	$687,500
Disability
Prorated Annual Incentive	$1,780,142	$889,553	$870,604	$467,411	$560,922
Early Vesting of Equity	11,559,562	3,185,861	2,972,223	1,048,260	1,214,820
Disability Benefits	144,963	372,804	162,460	91,103	254,514
Total	$13,484,667	$4,448,218	$4,005,287	$1,606,774	$2,030,256
Death
Prorated Annual Incentive	$1,780,142	$889,553	$870,604	$467,411	$560,922
Early Vesting of Equity	11,559,562	3,185,861	2,972,223	1,048,260	1,214,820
Group Life Ins. Benefits	50,000	50,000	50,000	50,000	50,000
Corporate Owned Life Ins.	200,000	-	200,000	-	-
Total	$13,589,704	$4,125,414	$4,092,827	$1,565,671	$1,825,742
Termination Related to a Change in Control
Severance	$8,706,425	$2,818,632	$2,736,000	$1,800,000	$1,877,000
Prorated Annual Incentive	1,780,142	700,000	630,000	400,000	487,864
Early Vesting of Equity	17,318,442	3,960,781	3,694,687	1,300,445	1,214,820
Benefit Continuation	107,061	68,230	84,368	63,639	52,671
Outplacement Services	50,000	50,000	50,000	50,000	50,000
Pension Enhancement(2)	-	434,000	1,111,000	344,000	295,000
Estimated Tax Gross Up(3)	-	-	-	-	-
Total	$27,962,070	$8,031,643	$8,306,055	$3,958,084	$3,977,355
Retirement
Prorated Annual Incentive(4)	$1,780,142	-	$870,604	$467,411	-
Early Vesting of Equity(5)	11,559,562	-	2,972,223	-	-
Total	$13,339,704	$-	$3,842,827	$467,411	$-

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Post-Employment Compensation

(1)	In the event of job elimination, the prorated early vesting of equity awards would be as follows: Mr. McKenney $2,076,245, Mr. Horn $715,807 and Ms. Farrell $795,229. Messrs. Watjen and McCarthy are eligible for retirement status under the terms of the Stock Incentive Plan of 2007 and the Stock Incentive Plan of 2012. Therefore, they would receive full vesting of their unvested stock options and performance-based restricted stock units, as noted in the Retirement section of this table. The amounts represent the value of the shares at a market price of $35.08 (the closing price on December 31, 2013, the last trading day of the year).

(2)	Pension enhancement is a lump sum payment representing the increase in present value of retirement from two years additional years of age and service credit for Messrs. McKenney, McCarthy and Horn and Ms. Farrell. As a result of the amendments to his employment agreement effective December 30, 2013, Mr. Watjen is not eligible for a pension enhancement.

(3)	In the event of termination following a change in control, Messrs. McKenney, McCarthy and Horn are eligible for a gross-up payment for any excise taxes due under sections 280G and 4999 of the Internal Revenue Code, as amended. For Mr. Watjen and Ms. Farrell, in the event that a change in control payments trigger an excise tax, the payments would be reduced to avoid such excise tax if such reduction would result in greater after-tax proceeds to the executive absent such a reduction. Otherwise, the executive officer receives payment of all change in control benefits and is responsible for paying any excise tax imposed on the payment.

(4)	Messrs. Watjen, McCarthy and Horn are eligible for retirement status under the terms of the Annual Incentive Plan. Therefore, they would be eligible for a prorated annual incentive. Mr. McKenney and Ms. Farrell do not meet the eligibility criteria as of December 31, 2013.

(5)	Messrs. Watjen and McCarthy are eligible for retirement under the terms of the Plan for retirement status and therefore would be entitled to the accelerated vesting of equity in the event of retirement. Messrs. McKenney, Horn and Ms. Farrell did not meet the eligibility criteria as of December 31, 2013.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement | 79

Security Ownership of Directors and Officers

The following table shows the number of shares of our common stock beneficially owned as of March 15, 2014, by each director and each named executive officer and by all directors and executive officers as a group. The table and related footnotes also include information about stock options, deferred share rights and restricted stock units credited to the accounts of directors and executive officers under various compensation and benefit plans. Based upon the representations made by each director and executive officer, we do not believe that any shares held by them are pledged as security. Except as otherwise indicated below, the beneficial owners have sole voting and investment power with respect to the shares beneficially owned.

BENEFICIAL OWNERSHIP OF COMMON STOCK (as of March 15, 2014)
Name	Shares of Common Stock(1)	Shares Subject to Exercisable Options(2)	Shares Subject to Settleable Rights or Units(3)(4)(5)	Total Shares Beneficially Owned	Percent of Class
Theodore H. Bunting, Jr.	-	-	-	-	*
E. Michael Caulfield	9,099	-	30,743	39,842	*
Pamela H. Godwin	18,095	-	11,667	29,762	*
Ronald E. Goldsberry	13,789	-	12,887	26,676	*
Kevin T. Kabat	14,475	-	10,132	24,607	*
Timothy F. Keaney	271	-	4,497	4,769	*
Thomas Kinser	-	-	44,622	44,622	*
Gloria C. Larson	589	-	57,834	58,423	*
A.S. (Pat) MacMillan, Jr.	3,999	-	15,481	19,480	*
Edward J. Muhl	25,542	-	4,413	29,955	*
Michael J. Passarella	14,554	-	13,399	27,953	*
William J. Ryan	23,701	-	17,445	41,146	*
Thomas R. Watjen	535,672	1,027,861	121,577	1,685,110	*
Breege A. Farrell	20,413	-	-	20,413	*
Randall C. Horn	113,218	102,562	-	215,780	*
Kevin P. McCarthy	131,830	35,385	79,397	246,612	*
Richard P. McKenney	131,836	89,110	-	220,946	*
All directors and executive officers as a group (22 persons)	1,210,804	1,302,619	446,836	2,960,259	1.14%

* Denotes less than 1%.

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Ownership of Company Securities

(1)	Includes shares credited to the accounts of certain executive officers, including Mr. Watjen – 13,364 shares, under the company’s 401(k) plan. Does not include shares credited to the accounts of certain executive officers, including Mr. McCarthy – 1,864 shares, under an inactive non-qualified 401(k) plan because, though measured in share value, they will be settled only in cash.

(2)	Represents the number of shares underlying stock options that may be exercised within 60 days after March 15, 2014. For Messrs. Watjen and McCarthy the amount includes shares underlying unvested stock options that would vest upon retirement because they meet certain age and years of service requirements.

(3)	Represents the number of shares underlying deferred share rights and restricted stock units payable solely in shares (including dividend equivalent rights accrued on such rights or units) that may be settled within 60 days after March 15, 2014, including deferred share rights and restricted stock units that may be settled upon the termination of a director’s service on the Board. For each non-employee director other than Messrs. Bunting and Keaney, the amount includes shares underlying unvested restricted stock units that would vest upon retirement because the director meets a certain years of service requirement. Does not include 9,106 shares credited to the account of Dr. Goldsberry in respect of deferred share rights under the UNUM Corporation Director Deferred Compensation Plan because, though measured in share value, they will be settled only in cash. Also does not include shares underlying restricted stock units (including dividend equivalent rights accrued thereon) that will not vest or cannot be settled within 60 days after March 15, 2014 or that are payable only in cash.

(4)	As of March 15, 2014, the total number of shares underlying deferred share rights (including dividend equivalent rights accrued thereon) held by our non-employee directors, including those rights which cannot be settled in shares or within 60 days after March 15, 2014 and thus are not deemed to be beneficially owned for purposes of this table, was as follows:

Mr. Bunting	–	Mr. Kabat	9,053	Mr. MacMillan	–
Mr. Caulfield	13,353	Mr. Keaney	–	Mr. Muhl	–
Ms. Godwin	14,413	Mr. Kinser	23,952	Mr. Passarella	1,587
Dr. Goldsberry(a)	3,573	Ms. Larson	37,567	Mr. Ryan	9,742

(a)	Includes 9,106 shares credited to the account of Dr. Goldsberry in respect of cash-settled deferred share rights, as described in footnote (3) above.

(5)	As of March 15, 2014, the total number of shares underlying restricted stock units (including dividend equivalent rights accrued thereon) held by our directors and executive officers, including those units which will not vest, or be settleable in shares, within 60 days after March 15, 2014 and thus are not deemed to be beneficially owned for purposes of this table, was as follows:

Mr. Bunting	1,912	Mr. Kinser	23,556	Mr. Watjen(a)	243,153
Mr. Caulfield	17,390	Ms. Larson	20,267	Ms. Farrell	33,233
Ms. Godwin	18,655	Mr. MacMillan	15,481	Mr. Horn	26,829
Dr. Goldsberry	9,314	Mr. Muhl	4,413	Mr. McCarthy	79,397
Mr. Kabat	15,481	Mr. Passarella	11,812	Mr. McKenney	84,939
Mr. Keaney	8,911	Mr. Ryan	7,703	All directors and executive officers as a group(a)	728,676

(a)	Includes 121,577 shares underlying unvested cash-settled restricted stock units (including dividend equivalent rights accrued thereon) that have been granted to Mr. Watjen.

Security Ownership of Certain Shareholders

Detailed information about the shareholders with more than 5% of our common stock can be found in the table below, including beneficial ownership based on sole and/or shared voting power and investment (dispositive) power.

We do not know of any other person that is a beneficial owner of more than 5% of our common stock. Information is given as of the dates noted in the footnotes below.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement | 81

 Ownership of Company Securities

BENEFICIAL OWNERSHIP
Name and Address of Beneficial Owner	Amount of Beneficial Ownership(1)	Percent of Common Stock Outstanding(2)
The Vanguard Group, Inc.
100 Vanguard Blvd.	17,457,778(3)	6.76%
Malvern, PA 19355
FMR LLC
245 Summer Street	16,997,252(4)	6.58%
Boston, MA 02210
Blackrock, Inc.
40 East 52nd Street	14,380,479(5)	5.57%
New York, NY 10022

(1)	Beneficial ownership of securities is disclosed according to Rule 13d-3 of the Securities Exchange Act of 1934.

(2)	Percentages are based on 258,202,951 shares of our common stock outstanding on March 15, 2014.

(3)	This information is based on the Schedule 13G/A filed with the Securities and Exchange Commission by The Vanguard Group, Inc. on February 12, 2014, which reflects beneficial ownership as of December 31, 2013. The Vanguard Group, Inc. reported that, in its capacity as investment adviser, it had sole voting power with respect to 435,667 shares of our common stock, shared voting power with respect to none of our shares, sole dispositive power with respect to 17,053,477 shares of our common stock, and shared dispositive power with respect to 404,301 shares of our common stock.

(4)	This information is based on the Schedule 13G/A filed with the Securities and Exchange Commission by FMR LLC on February 14, 2014, which reflects beneficial ownership as of December 31, 2013. FMR LLC reported that, in its capacity as a parent holding company, it had sole voting with respect to 143,352 shares of our common stock, sole dispositive power with respect to 16,997,252 shares of our common stock, and shared voting and dispositive power with respect to none of our shares. The Schedule 13G/A includes shares beneficially owned by subsidiaries controlled by or through FMR LLC, Edward C. Johnson 3d, Chairman of FMR LLC, and/or members of the family of Edward C. Johnson 3d.

(5)	This information is based on the Schedule 13G/A filed with the Securities and Exchange Commission by BlackRock, Inc. on January 31, 2014, which reflects beneficial ownership as of December 31, 2013. BlackRock, Inc. reported that, in its capacity as the parent holding company or control person of the subsidiaries listed therein, it had sole voting power with respect to 11,954,058 shares of our common stock, sole dispositive power with respect to 14,380,479 shares of our common stock, and shared voting and dispositive power with respect to none of our shares.

Section 16(a) — Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers, and 10% beneficial holders of our common stock are required to file with the Securities and Exchange Commission certain forms reporting their beneficial ownership of and transactions in our common stock. Based solely upon information provided by these persons, we believe each of our directors and executive officers and 10% beneficial owners filed all required reports on a timely basis during the last fiscal year, with the exception of two late filings described in last year’s proxy statement.

 82 | Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Election of Directors

(Item 1 on the Proxy Card)

Our Board of Directors currently has 13 members divided among three classes as equally as possible, with the directors in each class standing for election every third year for three-year terms of office. In 2013, our shareholders approved a proposal to declassify the Board over a three-year period beginning in 2014 without changing the terms of office of current directors. Starting with this year’s Annual Meeting, shareholders will elect directors to serve for one-year terms at each annual meeting. Before the Board is fully declassified in 2016 (see the table below), directors appointed or elected to fill newly created directorships or vacancies in a class will hold office for a term that coincides with the remaining term of that class. Pursuant to the company’s director retirement policy, Michael J. Passarella will retire from the Board effective at the Annual Meeting, at which time the number of Board members will decrease to 12.

Annual Meeting	Classes Standing for Election to One-Year Terms
2014	Class III	Timothy F. Keaney, Gloria C. Larson, William J. Ryan, Thomas R. Watjen
2015*	Class I	Pamela H. Godwin, Thomas Kinser, A.S. (Pat) MacMillan, Jr., Edward J. Muhl
	Class III	Timothy F. Keaney, Gloria C. Larson, William J. Ryan, Thomas R. Watjen
2016*	Class I	Pamela H. Godwin, Thomas Kinser, A.S. (Pat) MacMillan, Jr., Edward J. Muhl
	Class II	E. Michael Caulfield, Ronald E. Goldserry, Kevin T. Kabat, Theodore H. Bunting, Jr.
	Class III	Timothy F. Keaney, Gloria C. Larson, William J. Ryan, Thomas R. Watjen
Thereafter		Board fully declassified – All directors stand for one-year terms

*	Current directors are listed for each class, but may not stand for election in future years due to the company’s director retirement policy or unforeseen circumstances.

Upon the recommendation of the Governance Committee, the Board of Directors has nominated Timothy F. Keaney, Gloria C. Larson, William J. Ryan and Thomas R. Watjen for election to one-year terms expiring at the 2015 annual meeting of shareholders. Each nominee currently serves on the Board and has agreed to continue to serve if elected. The Board has no reason to believe that any nominee will be unable to serve if elected. However, if any nominee becomes unable or unwilling to serve before the Annual Meeting, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors. Information concerning these nominees is provided under the section titled “Nominees for Election as Directors with Terms Expiring in 2015” beginning on page 12.

The Board of Directors unanimously recommends that you vote FOR the election of each of the nominees for director: Timothy F. Keaney, Gloria C. Larson, William J. Ryan and Thomas R. Watjen.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement | 83

 Items to Be Voted On

Advisory Vote to Approve Executive Compensation

(Item 2 on the Proxy Card)

As required by Section 14A of the Securities Exchange Act of 1934, we are asking you to approve an advisory resolution on the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to endorse or not endorse our 2013 executive compensation programs and policies for the named executive officers through the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the company’s proxy statement for the 2014 annual meeting of shareholders, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.

For additional detail concerning the compensation of our named executive officers, please refer to the Compensation Discussion and Analysis beginning on page 31.

Although your vote is not binding on the Board of Directors or the Human Capital Committee, the Human Capital Committee will review the voting results and seek to understand the factors that influenced the vote. As it did last year, the Human Capital Committee will consider constructive feedback obtained through this process in making future decisions about our executive compensation programs and policies.

We currently hold a say on pay vote every year. Therefore, shareholders will next have an opportunity to cast a say-on-pay vote in 2015.

The Board unanimously recommends that you vote FOR approval of named executive officer compensation, as provided in the resolution above.

Ratification of Appointment of Independent Registered Public Accounting Firm

(Item 3 on the Proxy Card)

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm (independent auditor) for 2014. As a matter of good corporate governance, the Board is seeking shareholder ratification of the appointment even though it is not legally required. If the appointment is not ratified, the Audit Committee will consider the shareholders’ views in the future selection of the company’s independent auditor.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

The Board unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014.

 84 | Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Items to Be Voted On

Independent Auditor Fees

Aggregate fees billed for audit and other services rendered by Ernst & Young LLP for our fiscal years ended December 31, 2013 and 2012 are presented in the table below.

Types of Fees	2013	2012
Audit Fees	$9,256,000	$ 8,583,000	*
Audit-Related Fees	446,000	518,000
Tax Fees	35,000	104,000
All Other Fees	-	-
Total	$9,737,000	$ 9,205,000	*

*	Includes $520,000 in audit fees for 2012 services that were billed in 2013 after the filing of our proxy statement.

Audit Fees. This category includes fees associated with the audit of our annual financial statements, the review of financial statements included in our Quarterly Reports on Form 10-Q, the audit of internal control over financial reporting, and services provided in connection with statutory and regulatory filings.

Audit-Related Fees. This category consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of financial statements or internal control over financial reporting. These services principally include accounting consultations, control reviews, and audit-related services for our employee benefit plans.

Tax Fees. This category consists of fees for tax compliance and advisory services.

All Other Fees. This category consists of fees for services not included in any of the above categories.

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee has a policy requiring advance approval of all audit and permissible non-audit services performed by the independent auditor. Under this policy, the Audit Committee sets pre-approved limits for specifically defined audit and non-audit services. The Committee considers whether such services are consistent with SEC rules on auditor independence. Specific approval by the Committee is required if fees for any particular service or aggregate fees for services of a similar nature exceed the pre-approved limits. The Committee has delegated to its chair the authority to approve permitted services, and the chair must report any such decisions to the Committee at its next scheduled meeting.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement | 85

Proxies

We are soliciting proxies on behalf of the Board of Directors in connection with the Annual Meeting. This means we are asking you to sign a proxy designating individuals (known as proxies) to vote on your behalf at the Annual Meeting and at any later meeting to which the Annual Meeting may be adjourned or postponed. By use of a proxy, you can vote whether or not you attend the Annual Meeting.

Because we are soliciting your proxy, we are required to send you either our proxy materials or a Notice of Internet Availability of proxy materials (described in the next section). Our proxy materials include this proxy statement and our annual report to shareholders, which contains audited consolidated financial statements for our fiscal year ended December 31, 2013. If you received a printed copy of our proxy materials by mail, you also received a proxy card or voting instruction form for the Annual Meeting.

Internet availability of proxy materials

We are furnishing proxy materials to our shareholders primarily over the Internet. In most cases, we are mailing only a brief Notice of Internet Availability of proxy materials, rather than a full set of printed materials. The Notice of Internet Availability contains instructions on how to access our proxy materials and vote online. It also includes instructions on how to request paper or email delivery of our proxy materials. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email until you elect otherwise. Our proxy materials may also be viewed on our investor relations website under the “SEC Filings” header at www.investors.unum.com.

Attending the Annual Meeting in person

If you attend the Annual Meeting in person, you must present photo identification, such as a driver’s license, and an admission ticket or proof of ownership of our shares as of the close of business on March 27, 2014, the record date. If you are a shareholder of record, your Notice of Internet Availability or the top half of your proxy card is your admission ticket. If you are a beneficial owner, you will need proof of ownership to enter the meeting. Examples of proof of ownership include a recent brokerage statement or letter from the holder of record (your broker, bank or other nominee) confirming your beneficial ownership on the record date. For your safety and that of other shareholders, we reserve the right to inspect all personal items prior to admission. If you arrive at the Annual Meeting without proper documentation or refuse to comply with our security procedures, you may not be admitted.

You are a “shareholder of record” if your shares are registered directly in your name with our registrar and transfer agent, Computershare Trust Company, N.A.

You are a “beneficial owner” if your shares are held through a broker, bank or other nominee (i.e., held in street name). In this case, the broker, bank or nominee is the shareholder of record.

Directions

Directions to the location of the Annual Meeting in Columbia, South Carolina are provided in Appendix B and are also available on our website at www.unum.com/directions.

 86 | Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

About the Annual Meeting and Voting

Webcast

A live webcast of the Annual Meeting will be available on our investor relations website at www.investors.unum.com. To register, access the webcast on the website and provide the information requested. The webcast will begin at 10:00 a.m. Eastern Time on Thursday, May 20, 2014, and will be archived on the website through June 3, 2014.

Persons entitled to vote at the Annual Meeting

Shareholders of record as of the close of business on the March 27, 2014 record date are entitled to vote their shares at the Annual Meeting. There were approximately 257,837,242 shares of our common stock outstanding on the record date. Each of those shares is entitled to one vote on each item of business to be voted on at the Annual Meeting.

If you are a beneficial owner, you are not entitled to vote in person at the Annual Meeting without a legal proxy from the broker, bank or other nominee that is the shareholder of record of your shares. You must ask your broker, bank or other nominee to furnish you with the legal proxy before the Annual Meeting. You must then bring that document with you to the Annual Meeting and submit it with a signed ballot that will be provided to you there.

Voting items and Board recommendations; Vote required; Abstentions and broker non-votes

You may either vote for, against or abstain on each of the voting items to be acted on at the Annual Meeting. The table below summarizes, for each voting item, the voting recommendation of the Board of Directors, the vote threshold required for approval, and the effect of abstentions and broker non-votes (i.e., shares held in street name that cannot be voted on certain matters by the shareholder of record because the beneficial owner has not provided voting instructions).

VOTING ITEMS
		Board Voting Recommendation	Vote Required for Approval	Abstentions	Broker Non- Votes
1.	Election of four directors for terms expiring in 2015	FOR each nominee	Majority of votes cast with respect to the nominee	No effect	Not voted/ No effect
2.	Advisory vote to approve executive compensation	FOR	Majority of shares represented and entitled to vote	Counted as AGAINST	Not voted/ No effect
3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014	FOR	Majority of shares represented and entitled to vote	Counted as AGAINST	Discretionary vote by broker

Majority voting standard for election of directors

Our bylaws provide that, in an election of directors where the number of nominees does not exceed the number of directors to be elected (an “uncontested election”), each nominee must receive a majority of the votes cast with respect to that nominee to be elected as a director. If an incumbent director is not re-elected under this majority voting standard, the director must submit an irrevocable letter of resignation to the Board of Directors, which shall become effective upon acceptance by the Board. The Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement | 87

 About the Annual Meeting and Voting

whether other action should be taken. If the director submitting the resignation is a member of the Governance Committee, that director will not participate in the Governance Committee’s recommendation to the Board. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision and rationale within 90 days from the date of the certification of the election results.

Voting your shares

If you are a shareholder of record, you may vote your shares using any of the following methods:

—	In person – Attend the Annual Meeting and vote in person.

—

Mail – If you received a paper copy of our proxy materials, mark, date and sign the proxy card and mail it to Proxy Services, c/o Computershare Investors Services, P.O. Box 43126, Providence, Rhode Island 02940-5138, using the accompanying pre-addressed, stamped envelope, so that it is received no later than the close of business on May 19, 2014.

—

Internet or telephone – Visit www.envisionreports.com/unm to vote over the Internet or call toll free 1-800-652-VOTE (8683) to vote using a touchtone telephone, in either case no later than 2:00 a.m. Eastern Time, May 20, 2014. You will need the control number found on the Notice of Internet Availability or the proxy card.

For shareholders of record, votes submitted by mail, over the Internet or by telephone will be voted at the Annual Meeting by the proxies named in the proxy card in the manner you indicate. If you sign and return a proxy card without marking specific voting instructions, the proxies will vote your shares FOR each director nominee and FOR each other voting item, as recommended by the Board of Directors.

If you are a beneficial owner, please refer to the Notice of Internet Availability or voting instruction form provided to you by your broker, bank or other nominee for details on how to provide voting instructions to such person. If your broker, bank or other nominee does not receive voting instructions from you, whether your shares can be voted by such person depends on the type of item being considered for vote. The only item of business at the Annual Meeting for which your broker, bank or other nominee has discretion to vote your shares without your voting instructions is the ratification of the appointment of our independent registered accounting firm (Item 3). Unless it receives your voting instructions, your broker, bank or other nominee will not have discretion to vote your shares (a “broker non-vote”) on any other item of business at the Annual Meeting (Items 1 and 2), including the election of directors. To ensure that your shares are voted on each of the important matters being voted on at the Annual Meeting, we encourage you to provide instructions to your broker, bank or nominee on how to vote your shares. As noted above, beneficial owners may vote in person at the Annual Meeting only if they bring a legal proxy obtained from their broker, bank or other nominee.

Changing your vote and revoking your proxy

If you are a shareholder of record and wish to change your vote after submitting a proxy, you may revoke that proxy by submitting a new proxy (either by mailing a new proxy card or by providing new voting instructions over the Internet or by telephone), by giving written notice of revocation to our Corporate Secretary, or by attending the Annual Meeting and voting in person.

If you are a beneficial owner, you may revoke a previously submitted proxy by submitting new voting instructions in the manner specified by your broker, bank or other nominee. If you obtain a legal proxy from your broker, bank or other nominee, you may also revoke a previously submitted proxy by voting in person at the Annual Meeting and submitting it with a signed ballot that will be provided to you there.

 88 | Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

About the Annual Meeting and Voting

Quorum

A quorum is required to transact business at the Annual Meeting and is reached if shareholders of record of a majority of the shares entitled to vote at the meeting are present in person or represented by proxies. Abstentions, broker non-votes and signed but unmarked proxy cards will count for purposes of determining whether a quorum is present at the Annual Meeting.

Inspectors of election

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of the election.

Other business

We are not aware of any business to be conducted at the Annual Meeting, other than as described in this proxy statement. If you submit a proxy, the individuals named on the proxy card will use their own judgment to determine how to vote your shares on any business not described in this proxy statement that is properly brought before the Annual Meeting.

Voting results

We will report the final voting results of the Annual Meeting on a Form 8-K to be filed with the SEC within four business days after the Annual Meeting. The Form 8-K will be available on our investor relations website under the “SEC Filings” header at www.investors.unum.com or on the SEC’s website at www.sec.gov.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement | 89

Cost of proxy solicitation

We pay the cost of soliciting proxies from our shareholders. Proxies are solicited by mail, and may also be solicited personally, electronically or by telephone by our directors, officers or employees, though none will receive additional compensation for doing this. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for the Annual Meeting. We will pay Innisfree a fee of $20,000 and reasonable out-of-pocket expenses for its services. We also reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Shareholder proposals and nominations for our 2015 annual meeting

If you intend to submit a proposal for inclusion in the proxy statement for our 2015 annual meeting pursuant to SEC Rule 14a-8, it must be received by the Corporate Secretary at our principal executive offices no later than December 10, 2014. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement if the proposal does not satisfy the requirements of SEC Rule 14a-8.

Our bylaws also establish advance notice procedures with respect to proposals and director nominations submitted by a shareholder for presentation directly at an annual meeting, rather than for inclusion in our proxy statement. To be properly before our 2015 annual meeting, a notice of the business matter or nomination the shareholder wishes to present at the meeting must be received by the Corporate Secretary at our principal executive offices no earlier than January 20, 2015 and no later than March 6, 2015. All such proposals and director nominations must satisfy the requirements set forth in our bylaws, a copy of which is available on our investor relations website under the “Corporate Governance” header at www.investors.unum.com and may also be obtained at no cost from the Office of the Corporate Secretary.

Communications with the Board of Directors

Shareholders and interested parties may communicate with our non-executive Chairman, William J. Ryan, or any other director by contacting the Office of the Corporate Secretary as described on the following page.

In accordance with a process approved by our Board of Directors, the Corporate Secretary reviews all correspondence received by the company and addressed to non-management directors. A log and copies of the correspondence are provided to the non-executive Chairman (or lead independent director), who determines whether further distribution is appropriate and to whom it should be sent. Any director may at any time review this log and request copies of correspondence. Concerns relating to accounting, internal controls or auditing matters are promptly brought to the attention of our internal auditors and handled in accordance with procedures established by the Audit Committee. Copies of correspondence relating to corporate governance matters are also provided to the chair of the Governance Committee.

The Board has requested that certain items unrelated to the duties and responsibilities of the Board be excluded from the process, including mass mailings, resumes and other forms of job inquiries, surveys, business solicitations or advertisements, and matters related to claims or employment.

 90 | Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Additional Information

Eliminating duplicate proxy materials

A single proxy statement and annual report to shareholders, along with individual proxy cards, or individual Notices of Internet Availability will be delivered in one envelope to multiple shareholders having the same last name and address and to shareholders with multiple accounts registered at our transfer agent with the same address, unless contrary instructions have been received from an affected shareholder. This is known as “householding” and it enables us to reduce the costs and environmental impact of the Annual Meeting. We will deliver promptly upon written or oral request a separate copy of the proxy statement, annual report to shareholders or Notice of Internet Availability to any shareholder residing at a shared address to which only one copy was delivered. If you are a shareholder of record and would like to receive separate copies of our proxy materials, whether for this year or future years, please contact Computershare Investor Services by calling toll-free 800-446-2617 or by writing to them at P.O. Box 43069, Providence, Rhode Island 02940-3069. The same phone number and address may be used to request delivery of a single copy of our proxy materials if you share an address with another shareholder and are receiving multiple copies. If you are a beneficial owner, you should contact your broker, bank or other nominee.

Contacting the Office of the Corporate Secretary

You may contact the Office of the Corporate Secretary by calling toll-free 800-718-8824 or by writing to:

Office of the Corporate Secretary

Unum Group

1 Fountain Square

Chattanooga, Tennessee 37402

Principal executive offices

Our principal executive offices are at 1 Fountain Square, Chattanooga, Tennessee 37402. Our main telephone number is 423-294-1011.

Annual Report on Form 10-K

Upon request, we will provide to you by mail a free copy of our Annual Report on Form 10-K (including financial statements and financial statement schedules) for the fiscal year ended December 31, 2013. Please direct your request to the Office of the Secretary. The Annual Report on Form 10-K may also be accessed on our investor relations website under the “SEC Filings” header at www.investors.unum.com or on the SEC’s website at www.sec.gov.

Incorporation by reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Report of the Human Capital Committee” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement | 91

Reconciliation of Non-GAAP Financial Measures

We analyze our company’s performance using non-GAAP financial measures which exclude certain items and the related tax thereon from net income. We believe the following non-GAAP financial measures are better performance measures and indicators of the revenue, profitability and underlying trends in our business:

—	Operating revenue, which excludes realized investment gains or losses;

—	Before-tax operating income, before-tax operating loss, and after-tax operating income which excludes realized investment gains or losses, non-operating retirement-related gains or losses, income tax, and certain other items which are discussed in “Executive Summary” in Part II Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2013, as applicable;

—	Return on equity, which is calculated using after-tax operating income or loss and excludes unrealized gain on securities and net gain on cash flow hedges; and

—	Book value per common share, which is calculated excluding accumulated other comprehensive income (AOCI).

Realized investment gains or losses, non-operating retirement-related gains or losses, unrealized gains or losses on securities and net gains on cash flow hedges depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our company. Book value per common share excluding certain components of AOCI, certain of which tend to fluctuate depending on market conditions and general economic trends, are important measures. We also exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace the comparable GAAP measures in the determination of overall profitability. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is included in this Appendix.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement | A-1

 Appendix A

	Year Ended December 31
	2013	2012
	(in millions)

Before-tax Operating Income (Loss)
Unum US	$859.0	$847.1
Unum UK	132.0	131.3
Colonial Life	284.9	274.3
Closed Block	109.4	95.5
Corporate	(143.5)	(108.5)

Total	1,241.8	1,239.7
Net Realized Investment Gain	6.8	56.2
Non-operating Retirement-related Loss	(32.9)	(46.4)
Unclaimed Death Benefits Reserve Increase	(95.5)	-
Group Life Waiver of Premium Benefit Reserve Reduction	85.0	-
Income Tax	(347.1)	(355.1)

Net Income	$858.1	$894.4

	Year Ended December 31
	2013	2012	2011	2010	2009
	(in millions)

After-tax Operating Income	$882.5	$887.5	$905.4	$894.3	$875.6
Net Realized Investment Gain (Loss), Net of Tax	3.9	37.1	(3.6)	15.7	0.2
Non-operating Retirement-related Loss, Net of Tax	(21.4)	(30.2)	(20.7)	(21.1)	(28.5)
Unclaimed Death Benefits Reserve Increase, Net of Tax	(62.1)	-	-	-	-
Group Life Waiver of Premium Benefit Reserve Reduction, Net of Tax	55.2	-	-	-	-
Deferred Acquisition Costs Impairment and Reserve Charges for Long-term Care Closed Block, Net of Tax	-	-	(500.3)	-	-
Reserve Charge for Individual Disability Closed Block, Net of Tax	-	-	(119.3)	-	-
Tax Reduction from IRS Settlement	-	-	41.3	-	-
Tax Related to U.K. Repatriation	-	-	(18.6)	-	-
Tax Related to Healthcare Reform Legislation	-	-	-	(10.2)	-

Net Income	$858.1	$894.4	$284.2	$878.7	$847.3

	Year Ended December 31
	2013	2012
	(in millions)

Total Operating Revenue	$10,347.0	$10,459.2
Net Realized Investment Gain	6.8	56.2

Total Revenue	$10,353.8	$10,515.4

	After-tax Operating Income (Loss)	Average Allocated Equity	Operating Return
	(in millions)		on Equity

Year Ended December 31, 2013
Unum US	$563.1	$4,141.8	13.6%
Unum UK	104.5	744.3	14.0%
Colonial Life	185.2	1,122.6	16.5%

Total Primary Operating Businesses	852.8	6,008.7	14.2%
Closed Block	71.3	2,580.4
Corporate	(41.6)	(856.8)

Total	$882.5	$7,732.3	11.4%

 A-2 | Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Appendix A

	After-tax Operating Income	Average Allocated Equity	Operating Return
	(in millions)		On Equity

Year Ended December 31, 2012	$887.5	$7,241.8	12.3%
Year Ended December 31, 2011	905.4	7,427.0	12.2%
Year Ended December 31, 2010	894.3	7,499.7	11.9%
Year Ended December 31, 2009	875.6	6,806.0	12.9%

	December 31
	2013	2012	2011	2010	2009	2008
	(in millions)

Total Stockholders’ Equity, As Reported	$8,659.1	$8,612.6	$8,169.7	$8,484.9	$8,045.0	$5,941.5
Net Unrealized Gain (Loss) on Securities	135.7	873.5	614.8	416.1	382.7	(837.5)
Net Gain on Cash Flow Hedges	396.3	401.6	408.7	361.0	370.8	458.5

Total Stockholders’ Equity, As Adjusted	$8,127.1	$7,337.5	$7,146.2	$7,707.8	$7,291.5	$6,320.5

Average Equity, As Adjusted	$7,732.3	$7,241.8	$7,427.0	$7,499.7	$6,806.0

	Year Ended December 31
	2013	2012	2011	2010	2009	2008	2007*	2006*	2005*
	(per diluted common share)

After-tax Operating Income	$3.32	$3.15	$2.98	$2.73	$2.64	$2.54	$2.25	$1.85	$1.69
Net Realized Investment Gain (Loss), Net of Tax	0.02	0.13	(0.01)	0.05	-	(0.89)	(0.12)	0.01	(0.02)
Non-operating Retirement-related Loss, Net of Tax	(0.08)	(0.11)	(0.07)	(0.06)	(0.09)	(0.03)	(0.04)	(0.05)	(0.05)
Unclaimed Death Benefits Reserve Increase, Net of Tax	(0.24)	-	-	-	-	-	-	-	-
Group Life Waiver of Premium Benefit Reserve Reduction, Net of Tax	0.21	-	-	-	-	-	-	-	-
Deferred Acquisition Costs Impairment and Reserve Charges for Long-term Care Closed Block, Net of Tax	-	-	(1.65)	-	-	-	-	-	-
Reserve Charge for Individual Disability Closed Block, Net of Tax	-	-	(0.39)	-	-	-	-	-	-
Regulatory Reassessment Charges, Net of Tax	-	-	-	-	-	-	(0.10)	(0.79)	(0.16)
Special Tax Items and Debt Extinguishment Costs, Net of Tax	-	-	0.08	(0.03)	-	-	(0.10)	0.23	0.14
Other, Net of Tax	-	-	-	-	-	-	-	(0.04)	0.01

Income from Continuing Operations	3.23	3.17	0.94	2.69	2.55	1.62	1.89	1.21	1.61
Income from Discontinued Operations	-	-	-	-	-	-	0.02	0.02	0.03

Net Income	$3.23	$3.17	$0.94	$2.69	$2.55	$1.62	$1.91	$1.23	$1.64

* Does not reflect the impact of ASU 2010-26.

	December 31
	2013	2012	2011	2010	2009	2008
	(per share)

Total Stockholders’ Equity (Book Value)	$33.30	$31.87	$27.91	$26.80	$24.25	$17.94
Net Unrealized Gain (Loss) on Securities	0.52	3.23	2.11	1.31	1.16	(2.53)
Net Gain on Cash Flow Hedges	1.52	1.48	1.39	1.14	1.12	1.38

Subtotal	31.26	27.16	24.41	24.35	21.97	19.09
Foreign Currency Translation Adjustment	(0.18)	(0.26)	(0.41)	(0.34)	(0.23)	(0.52)

Subtotal	31.44	27.42	24.82	24.69	22.20	19.61
Unrecognized Pension and Postretirement Benefit Costs	(0.88)	(2.13)	(1.51)	(1.00)	(1.00)	(1.23)

Total Stockholders’ Equity, Excluding Accumulated Other Comprehensive Income	$32.32	$29.55	$26.33	$25.69	$23.20	$20.84

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement | A-3

Directions to the Annual Meeting

This year’s Annual Meeting will be held at the offices of Colonial Life in Columbia, South Carolina, located at 1200 Colonial Life Boulevard, adjacent to I-126.

Directions from Downtown Columbia

Take Elmwood Avenue until it becomes I-126. Continue on I-126 and take the Colonial Life Boulevard exit. The Colonial Life campus is located one-tenth of a mile on the right. Follow the posted signs to the meeting location.

Directions from the Columbia Airport and Charleston

Take I-26 West to Exit 108A (Bush River Road/I-126 South). On the exit ramp, stay left toward Bush River Road. At the light, turn right onto Bush River Road. Drive half a mile and then turn right onto Colonial Life Boulevard. The Colonial Life campus is located approximately one-quarter of a mile on the left. Follow the posted signs to the meeting location.

Directions from Atlanta

Take I-20 East through Augusta and to South Carolina. Take Exit 63 and turn right onto Bush River Road. Drive 1.5 miles and then turn right onto Colonial Life Boulevard. The Colonial Life campus is located approximately one-quarter of a mile on the left. Follow the posted signs to the meeting location.

Directions from Charlotte

Take I-77 South to I-20. Drive West on I-20 toward Augusta. Take Exit 65 and turn left onto Broad River Road. Drive 0.7 miles and then turn right onto Bush River Road. Drive approximately half a mile and then turn left onto Colonial Life Boulevard. The Colonial Life campus is located approximately one-quarter of a mile on the left. Follow the posted signs to the meeting location.

Directions from Greenville

Take I-385 South to I-26. Drive East on I-26 to Exit 108. Turn left onto Bush River Road. Drive half a mile and then turn right onto Colonial Life Boulevard. The Colonial Life campus is located approximately one-quarter of a mile on the left. Follow the posted signs to the meeting location.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement | B-1

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 2:00 a.m. Eastern Time, on May 20, 2014.
Vote by Internet
• Go to www.envisionreports.com/unm
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US
territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — You must sign the card on the reverse side for your vote to be counted.
+
The Board of Directors recommends a vote FOR each of the nominees listed.
1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

01 - Timothy F. Keaney	☐	☐	☐	02 - Gloria C. Larson	☐	☐	☐	03 - William J. Ryan	☐	☐	☐

04 - Thomas R. Watjen	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2 and 3.

		For	Against	Abstain		For	Against	Abstain

2.	To approve, on an advisory basis, the compensation of the company’s named executive officers.	☐	☐	☐	3. To ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2014.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Admission Ticket

UNUM GROUP

ANNUAL MEETING OF SHAREHOLDERS

May 20, 2014

10:00 a.m. Eastern Time

1200 Colonial Life Boulevard

Columbia, South Carolina 29210

This admission ticket admits only the named shareholder.

If you plan on attending the Annual Meeting in person, please bring this Admission Ticket or proof of ownership of the company’s common stock and valid picture identification (such as a driver’s license or passport).

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting, a recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the Annual Meeting without an admission ticket, we will admit you only if we are able to verify that you are a company shareholder.

For your safety, we reserve the right to inspect all personal items prior to admission to the Annual Meeting.

Your compliance is appreciated.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Unum Group	+

Annual Meeting of Shareholders

May 20, 2014

10:00 a.m., Eastern Time

1200 Colonial Life Boulevard, Columbia, South Carolina 29210

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNUM GROUP

The undersigned hereby appoints Thomas R. Watjen and Liston Bishop III, or either of them, proxies, each with full power of substitution, acting jointly or by either of them if only one be present and acting, to vote and act with respect to all of the shares of common stock of the undersigned in Unum Group, at the Annual Meeting, upon all matters that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to the directions indicated on the reverse side of this card or through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting instructions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the Board of Directors’ recommendations provided on the reverse side of this card, and at their discretion on any other matters that may properly come before the meeting.

This proxy card, when signed and returned, will also constitute voting instructions to the trustee for shares held in the Unum Group 401(k) Retirement Plan or to the broker-dealer for shares held in the Employee Stock Purchase Plan. If voting instructions representing shares in the foregoing employee benefit plans are not received, those shares will not be voted.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, and 3. IF OTHER BUSINESS IS PROPERLY BROUGHT BEFORE THE MEETING, THE PROXIES WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME OR NAMES APPEARS HEREON. IF STOCK IS HELD JOINTLY, SIGNATURES SHOULD APPEAR FOR BOTH NAMES. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN OR CUSTODIAN, PLEASE INDICATE THE CAPACITY IN WHICH YOU ARE ACTING.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+